QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TriMas Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

TriMas Corporation
NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS
To be held May 10, 2010

To the Shareholders of TriMas Corporation:

        The Annual Meeting of shareholders of TriMas Corporation (the "Company") will be held on Monday, May 10, 2010 at TriMas Corporation headquarters, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, at 11:00 a.m., Eastern Time, for the following purposes:

  1.
  To elect two directors to serve until the Annual Meeting of shareholders in 2013;

  2.
  To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010;

  3.
  To consider and vote upon a proposal to increase the number of shares reserved for issuance under the Company's 2006 Long Term Equity Incentive Plan by 1,000,000 shares; and

  4.
  To transact such other business as may properly come before the meeting.

        The Board of Directors has fixed the close of business on March 10, 2010 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors
/s/ JOSHUA A. SHERBIN Joshua A. Sherbin Vice President, General Counsel and Corporate Secretary

Bloomfield Hills, Michigan

        This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about April 5, 2010.

        Even if you intend to be present at the Annual Meeting in person, please sign and date the enclosed proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or internet (as indicated on your proxy card or voting instruction card), to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2010
The Proxy Statement and 2009 Annual Report of TriMas Corporation are available at: http://www.trimascorp.com/2010proxy

TriMas Corporation
39400 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48304

PROXY STATEMENT FOR 2010 ANNUAL MEETING OF SHAREHOLDERS

        This proxy statement contains information regarding the Annual Meeting of shareholders (the "Annual Meeting") of TriMas Corporation (the "Company") to be held at 11:00 a.m., Eastern Time, on Monday, May 10, 2010 at the TriMas Corporation headquarters, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304. The Company's Board of Directors is soliciting proxies for use at such meeting and at any adjournment or postponement of such meeting. The Company first mailed this proxy statement to its shareholders on or about April 5, 2010. The Company will bear the cost of soliciting proxies.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

        At the Annual Meeting, holders of the Company's common stock (the "Voting Stock") will act upon the matters outlined in the accompanying Notice of Meeting, including the election of two directors to serve until the Annual Meeting in 2013, the ratification of the appointment of KPMG LLP ("KPMG") as the Company's independent registered public accounting firm for 2010 and the increase in the number of shares reserved for issuance under the 2006 Long Term Equity Incentive Plan by 1,000,000 shares.

        In addition, management will report on the performance of the Company and will respond to appropriate questions from shareholders. The Company expects that representatives of KPMG, the Company's independent registered public accounting firm for 2009, will be present at the Annual Meeting and will be available to respond to appropriate questions and if they desire, to make a statement.

Who is entitled to vote?

        Only record holders of Voting Stock at the close of business on the record date of March 10, 2010 (the "Record Date") are entitled to receive notice of the Annual Meeting and to vote those shares of Voting Stock that they held on the Record Date. Each outstanding share of Voting Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

What counts as Voting Stock?

        The Company's common stock constitutes the Voting Stock of the Company. As of March 10, 2010, there were no outstanding shares of preferred stock of the Company.

What constitutes a quorum?

        For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the Record Date will constitute a quorum for all purposes. As of the Record Date, 33,911,604 shares of Voting Stock were outstanding. Broker non-votes (defined below), and proxies marked with abstentions or instructions to withhold votes, will be counted as present in determining whether or not there is a quorum.

What is the difference between holding shares as a shareholder of record and being a beneficial owner?

        Shareholders of Record.    If, at the close of business on the Record Date, your shares are registered directly in your name with the Company's transfer agent, The Registrar and Transfer Company, you are considered the shareholder of record with respect to those shares, and these proxy materials (including a proxy card) are being sent directly to you by the Company. As a shareholder of record, you have the right to grant your voting proxy directly to the Company through the enclosed proxy card or to vote in person at the Annual Meeting.

        Beneficial Owners.    If, at the close of business on the Record Date, your shares were not issued directly in your name, but were held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, trustee, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank or nominee on how to vote the shares in your account and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you request and obtain a proxy from your broker, trustee, bank or nominee. Your broker, trustee, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, trustee, bank or nominee on how to vote your shares.

How do I vote?

        Shareholders of Record.    If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. You may also vote via telephone or internet (as indicated on your proxy card). If you attend the Annual Meeting, you may deliver your completed proxy card in person or vote by ballot.

        Beneficial Owners.    If you complete and properly sign the accompanying voting instruction card and return it to your broker, trustee, bank or other nominee, it will be voted as you direct. You may also vote via telephone or internet (as indicated on your voting instruction card). If you want to vote your shares at the Annual Meeting, you must request and obtain a proxy from such broker, trustee, bank or other nominee confirming that you beneficially own such shares and giving you the power to vote such shares.

Can I change my vote after I return my proxy card or voting instruction card?

        Shareholders of Record.    You may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company, at 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, either written notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the Annual Meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.

        Beneficial Owners.    If you hold your shares through a bank, trustee, broker or other nominee, you should contact such person to submit new voting instructions prior to the time such voting instructions are exercised.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

        Shareholders of Record.    If you return your signed proxy card but do not mark selections, the selections not marked will be voted in accordance with the recommendations of the Board of Directors. With respect to any other matter that properly comes before the Annual Meeting, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

        Beneficial Owners.    If you hold your shares in street name through a broker, trustee, bank or other nominee and do not return the proxy card, such nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable law, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of the Company's independent registered public accounting firm, but do not have discretion to vote on non-routine matters, including the election of directors recommended by the Board of Directors and approval of the increase in the number of shares reserved for issuance under the 2006 Long Term Equity Incentive Plan. If the broker does not have discretionary authority to vote on a particular proposal, the absence of votes on the proposal with respect to your Voting Stock will be considered "broker non-votes" with regard to that matter. Voting Stock subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum but the broker non-votes will not be considered votes cast with respect to that proposal.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

        If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now, please request the additional copy by contacting TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, Telephone 248-631-5506. A separate set of proxy materials will be sent promptly following receipt of your request.

        If you are a shareholder of record and wish to receive a separate set of proxy materials in the future, please contact TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, Telephone 248-631-5506.

        If you are the beneficial owner of shares held through a broker, trustee or other nominee and you wish to receive a separate set of proxy materials in the future, please contact TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, Telephone 248-631-5506.

What does it mean if I receive more than one proxy card or voting instruction card?

        If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees and/or the Company's transfer agent. Please sign and deliver each proxy card and voting instruction card that you receive to ensure that all of your shares will be voted. We recommend that you contact your nominee and/or the Company's transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.

What are the Board's recommendations?

        The Board recommends a vote:

    Proposal 1—FOR the election of the nominated slate of directors.

    Proposal 2—FOR the ratification of KPMG as the Company's independent registered public accounting firm for 2010.

    Proposal 3—FOR the increase in the number of shares reserved for issuance under the 2006 Long Term Equity Incentive Plan by 1,000,000 shares.

What vote is required to approve each item?

Proposal 1—Election of Directors.

        The two nominees who receive the most votes cast at the Annual Meeting will be elected as directors. The slate of directors discussed in this proxy statement consists of two directors whose terms are expiring and who have consented to stand for re-election. A properly signed proxy with instructions to withhold authority with respect to the election of one or more directors will not be voted for the director(s) so indicated and will have no effect on the outcome of the vote.

Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm.

        The affirmative vote of a majority of the shares of Voting Stock outstanding on the Record Date that is present or represented at the Annual Meeting is necessary to ratify the Audit Committee's appointment of KPMG as the Company's independent registered public accounting firm for 2010. Abstentions will have the same effect as a vote against the matter. Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.

Proposal 3—Ratification of Increase of Shares Reserved for Issuance under the 2006 Long Term Equity Incentive Plan.

        The affirmative vote of a majority of the shares of Voting Stock outstanding on the Record Date that is present or represented at the Annual Meeting will be necessary to approve the increase in the number of shares reserved for issuance under the 2006 Long Term Equity Incentive Plan by 1,000,000 shares. Abstentions and broker non-votes will have the same effect as a vote against the matter.

Who pays for the solicitation of proxies?

        The accompanying proxy is being solicited by the Company's Board of Directors. The Company will bear the cost of soliciting the proxies. Officers and other management employees of the Company will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview and/or telephone.

Other Matters.

        If any other matter is properly submitted to the shareholders at the Annual Meeting, its adoption will require the affirmative vote of a majority of the shares of Voting Stock outstanding on the Record Date that is present or represented at the Annual Meeting. The Board of Directors does not propose to conduct any business at the Annual Meeting other than as stated above.

How can I access the Company's proxy materials and annual report on Form 10-K?

        The Financial Information subsection under "Investors" on the Company's website, http://www.trimascorp.com, provides access, free of charge, to Securities and Exchange Commission ("SEC") reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports.

        The Company has posted printable and searchable 2010 proxy materials to the Company's website at http://www.trimascorp.com/2010proxy. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, will be sent to any shareholder, without charge, upon written request sent to the Company's executive offices: TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

        You may also read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company, at http://www.sec.gov.

        The references to the website address of the Company and SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites are not part of this proxy statement.

Is a registered list of shareholders available?

        The names of shareholders of record entitled to vote at the Annual Meeting will be available to shareholders entitled to vote at the meeting on Monday, May 10, 2010 at the Company's headquarters.

How are votes counted?

        In the election of directors, you may vote "FOR," "AGAINST" or "ABSTAIN" with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only "FOR" and "AGAINST" votes are counted.

        If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you vote by proxy card or voting instruction card and sign the card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board.

How do I find out the voting results?

        Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published by the Company in a Current Report on Form 8-K.

Who will serve as the inspector of elections?

        The inspector of elections will be a representative from an independent firm, Broadridge Investor Communication Solutions, Inc.

How and when may I submit a shareholder proposal for the 2011 Annual Meeting of Shareholders?

        Requirements for shareholder proposal to be considered at the 2011 Annual Meeting by inclusion in the Company's proxy statement.    You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in the Company's proxy statement for the Annual Meeting next year, the Corporate Secretary must receive the written proposal at the Company's principal executive offices no later than December 6, 2010. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

    TriMas Corporation
    Vice President, General Counsel and Corporate Secretary
    39400 Woodward Avenue, Suite 130
    Bloomfield Hills, Michigan 48304
    Fax: (248) 631-5413

        Requirements for shareholder proposal to be considered at the 2011 Annual Meeting, but not included in the Company's proxy statement.    For a shareholder proposal that is intended to be considered at the 2011 Annual Meeting, but not included in the Company's proxy statement, the shareholder must give timely notice to the Corporate Secretary, which, in general, requires that the notice be received by the Corporate Secretary not later than the close of business on February 9, 2011.

        In addition to the timing requirements stated above, any shareholder proposal to be brought before the 2011 Annual Meeting must set forth (a) a brief description of the business desired to be brought before the 2011 Annual Meeting and the reasons for conducting such business, (b) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (c) the number of shares of the Company's Voting Stock that are beneficially owned by the shareholder, (d) any material interest of the shareholder in such business, and (e) any additional information that is required to be provided by the shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

        If the date of the 2011 Annual Meeting is moved more than 30 days before or 60 days after the anniversary of the 2010 Annual Meeting, then notice of a shareholder proposal that is not intended to be included in the Company's proxy statement under Rule 14a-8 must be received not later than the close of business on the later of the following two dates:

  •
  45 days prior to the 2011 Annual Meeting; and

  •
  10 days after public announcement of the 2011 Annual Meeting date.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors currently consists of six members serving three-year staggered terms. The Board of Directors is divided into three classes, each class consisting of one-third of the Company's directors. Class I directors terms will expire at the 2010 Annual Meeting. Messrs. Cohen and Wathen have consented to stand for re-election to serve until the 2013 Annual Meeting. If either of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board's substitute nominee.

        The Company's Board recommends a vote FOR each of the two directors listed below who stands for election, to serve until the 2013 Annual Meeting.

Vote Required

        The two individuals who receive the most votes cast at the Annual Meeting will be elected as directors, provided a quorum of at least a majority of the outstanding shares of common stock is represented at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this "non-routine" proposal, your broker does not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the election of directors.

        Additional information regarding the directors and director nominees of the Company is set forth below.

Directors and Director Nominees

        The Board of Directors currently consists of six members divided into three classes serving staggered terms.

Name	Age	Title	Term Ending
David M. Wathen(1)	57	Director, President and Chief Executive Officer	2010
Marshall A. Cohen(1)	75	Director	2010
Richard M. Gabrys	68	Director	2011
Eugene A. Miller	72	Director	2011
Daniel P. Tredwell	52	Director	2012
Samuel Valenti III	64	Chairman of the Board of Directors	2012

(1)
Standing for re-election at the 2010 Annual Meeting.

        Director Background and Qualifications.    The following sets forth the business experience during at least the past five years of each Director nominee and each of the directors whose term of office will continue after the annual meeting.

        In addition, the following includes a brief discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the Directors and nominees should serve on the Board at this time. The Nominating and Corporate Governance Committee considers the experience, mix of skills and other qualities of the existing Board to ensure appropriate Board composition. The Nominating and Corporate Governance Committee believes that Directors must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company's business.

        The Board believes that the Directors and nominees have an appropriate balance of knowledge, experience, attributes, skills and expertise as a whole to ensure the Board appropriately fulfills its oversight responsibilities and acts in the best interests of shareholders. The Board believes that each director satisfies its criteria for demonstrating excellence in his or her chosen field, high ethical standards and integrity, and sound business judgment. In addition, the Board has four independent directors in accordance with the applicable rules of NASDAQ, and such Directors are also independent of the influence of any particular shareholder or shareholder groups whose interests may diverge from the interests of the shareholders as a whole. Further, each director or nominee brings a strong background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas.

        David M. Wathen.    Mr. Wathen was appointed as the Company's President and Chief Executive Officer and as a member of the Board on January 13, 2009. Mr. Wathen has extensive knowledge and experience in operational and management issues relevant to diversified manufacturing environments. He is currently a director and member of the Audit Committee and Corporate Governance Committee of Franklin Electric Co., Inc. From 2003 until 2007, Mr. Wathen was President and Chief Executive Officer of Balfour Beatty, Inc. (U.S. Operations), an engineering, construction and building management services company. Prior to his Balfour Beatty appointment in 2003, he served as a Principal Member of Questor, a private equity firm from 2000 to 2002. From 1977 to 2000, Mr. Wathen held management positions with General Electric, Emerson Electric, Allied Signal and Eaton Corporation. Mr. Wathen holds a B.S.M.E. in Engineering and M.B.A. from Purdue University and an M.S.B.A. in Business Administration from St. Francis University.

        Marshall A. Cohen.    Mr. Cohen was elected as one of the Company's directors in January 2005. Mr. Cohen has extensive knowledge and experience in management, governance and legal matters involving publicly-held companies. He is counsel to Cassels Brock & Blackwell LLP, a law firm based in Toronto, Canada, which he joined in 1996. Prior to joining that firm, Mr. Cohen served as president and chief executive officer of the Molson Companies Limited from 1988 to 1996. Mr. Cohen is a director of Barrick Gold Corporation, Broadpoint Gleacher Securities Group, Inc. and TD Ameritrade. From 1993 to 2008, Mr. Cohen was a director of AIG, Inc. Mr. Cohen holds a B.A. from the University of Toronto, a law degree from Osgoode Hall Law School and a Masters Degree in Law from York University.

        Richard M. Gabrys.    Mr. Gabrys joined the Board in August 2006. Mr. Gabrys has extensive knowledge and expertise in financial reporting for publicly-held companies and accounting matters. Mr. Gabrys retired from Deloitte & Touche LLP in 2004 after 42 years where he served a variety of publicly-held companies, financial services institutions, public utilities and health care entities. He was Vice Chairman of Deloitte's United States Global Strategic Client Group and served as a member of its Global Strategic Client Council. From January 2006 through August 2007, Mr. Gabrys served as the Interim Dean of the School of Business Administration of Wayne State University. From December 2004 through January 2008, Mr. Gabrys served on the Board of Dana Corporation. He is a member of the Board of Directors of CMS Energy Company, Massey Energy Company and La-Z-Boy Inc.; and is the President and Chief Executive Officer of Mears Investments, L.L.C., a private family investment company. Mr. Gabrys holds a B.S. in Accounting from King's College and completed the Executive Program at Stanford University.

        Eugene A. Miller.    Mr. Miller was elected as a director in January 2005. Mr. Miller has extensive knowledge and expertise in management, executive compensation and governance matters related to publicly-held companies. Mr. Miller is the retired Chairman and Chief Executive Officer of Comerica Incorporated and Comerica Bank in which positions he served from 1993 to 2002. Mr. Miller held various positions of increasing responsibility at Comerica Incorporated and Comerica Bank (formerly The Detroit Bank) and rose to become Chairman, Chief Executive Officer and President of Comerica Incorporated (June 1993 through June 1999). He is also a director of DTE Energy Company since 1989 and Handleman Company since 2002. Mr. Miller holds a B.B.A. from the Detroit Institute of Technology.

        Daniel P. Tredwell.    Mr. Tredwell was elected as one of the Company's directors in June 2002. Mr. Tredwell has extensive knowledge and expertise in financial and banking matters. Mr. Tredwell is the Managing Member, and one of the co-founders of Heartland Industrial Partners, L.P. ("Heartland"). He has more than two decades of private equity and leveraged financing experience. Mr. Tredwell served as a Managing Director at Chase Securities Inc. (a predecessor of J.P. Morgan Securities, Inc.) and had been with Chase Securities since 1985. Mr. Tredwell is also a director of Asahi Tec Corporation, Springs Industries, Inc., and Springs Global Participações S.A. From November 2000 to January 2007, Mr. Tredwell served on the Board of Metaldyne Corporation. Mr. Tredwell holds a B.A. in Economics from Miami University and an M.B.A. in Finance from the Wharton School.

        Samuel Valenti III.    Mr. Valenti was elected as Chairman of the Company's Board of Directors in June 2002 and served as Executive Chairman of the Company's Board from November 2005 through November 2008. Mr. Valenti remains Chairman of the Company's Board. Mr. Valenti has extensive knowledge and expertise in management of diversified manufacturing businesses and financial matters. He was employed by Masco Corporation from 1968 through March 2008. From 1988 through March 2008, Mr. Valenti was President and a member of the board of Masco Capital Corporation, and was Vice President-Investments of Masco Corporation from May 1974 to October 1998. Until November 2005, Mr. Valenti also served as a special advisor to Heartland Industrial Partners, L.P., and until July 2006, Mr. Valenti served as a director of Metaldyne Corporation. Mr. Valenti is currently Chairman of Valenti Capital LLC. Mr. Valenti holds a B.A. and Masters in Economics from Western Michigan University. Mr. Valenti is the former Chairman of the Investment Advisory Committee of the

$50 billion State of Michigan retirement system and serves on the Harvard Business School Advisory Council. He also serves on the Advisory Council at the University of Notre Dame and the Advisory Board at the University of Michigan Business School Zell-Lurie Institute. Mr. Valenti is a member of Business Leaders for Michigan and serves as Chairman of the Renaissance Venture Capital Fund.

The Board of Directors and Committees

        Since June 2002, the Company has separated the roles of the Board Chairman and Chief Executive Officer. The Board believes that separating these roles offers distinct benefits to the Company, including curtailing the potential for conflict of interest and facilitating objective Board evaluation of the Company's management. Mr. Valenti has served as Board Chairman since 2002 and has been an independent director since November 2008.

        Through May 7, 2009 the Board consisted of seven directors. Since May 7, 2009 the Board has consisted of six directors.(1) During 2009, the Board held 8 meetings and acted 5 times by unanimous written consent. The table below sets forth the meeting information for the four standing committees of the Board for 2009 and the membership of each of the four standing committees of the Board since the Annual Meeting held on May 7, 2009:

Name	Audit	Compensation	Governance & Nominating	Executive
David M. Wathen	—	—	—	Chairman
Marshall A. Cohen	X	X	Chairman	—
Richard M. Gabrys	Chairman	X	X	—
Eugene A. Miller	X	Chairman	X	—
Daniel P. Tredwell	—	—	—	X
Samuel Valenti III	X	X	X	X
Meetings	8	6	3	0
Action by Unanimous Written Consent	0	1	3	0

(1)
Mr. Becker did not stand for re-election to the Board at the Company's 2009 Annual Meeting.

        The Company's Board of Directors currently consists of six directors, divided into three classes so that, each class will consist of one-third of the Company's directors. The members of each class serve for staggered, three year terms. Upon the expiration of the term of a class of directors, directors in that class will be elected for three year terms at the Annual Meeting in the year in which their term expires. The classes are composed as follows:

  •
  Class I directors: directors whose terms expire at the 2010 Annual Meeting;

  •
  Class II directors: directors whose terms expire at the 2011 Annual Meeting; and

  •
  Class III directors: directors whose terms expire at the 2012 Annual Meeting.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the Company's directors.

        The Company's Board has determined, after considering all of the relevant facts and circumstances, that from August 21, 2009 Messrs. Cohen, Gabrys, Miller and Valenti are "independent" from management in accordance with the NASDAQ listing standards and the Company's Corporate Governance Guidelines. To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the criteria for independence set forth in the Company's Corporate Governance Guidelines. For the period January 1, 2009 through August 21, 2009, during which the Company was listed on the NYSE, the Company's

Board determined that Messrs, Cohen, Gabrys, Miller, Valenti and Becker (who left the Board in May 2009) were "independent" from management in accordance with NYSE listing standards and the Company's Corporate Governance Guidelines. After considering all of the relevant facts and circumstances, the Board determined that, within twelve (12) months of the Company's initial public offering, all of the members of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee of the Board qualified under the applicable independence standards.

        During 2009, all current directors attended at least 75%, in aggregate, of the meetings of the Board of Directors and all committees of the Board on which they served. All of the current directors attended the Company's 2009 Annual Meeting of Shareholders, and all Directors are expected to attend all meetings, including the Annual Meeting. In addition to attending Board and committee meetings, directors fulfill their responsibilities by consulting with the President and Chief Executive Officer and other members of management on matters that affect the Company.

        Independent and non-management directors hold regularly scheduled executive sessions in which independent and non-management directors meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board of Directors. For more information regarding the Company's Board of Directors and other corporate governance procedures, see "Corporate Governance." For information on how you can communicate with the Company's non-management directors, see "Communicating with the Board."

        Audit Committee.    The Audit Committee is responsible for providing independent, objective oversight and review of the Company's auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company's internal audit function. In addition, the Audit Committee is responsible for (1) selecting the Company's independent registered public accounting firm, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of the Company's financial statements, our independent registered public accounting firm's qualifications and independence, the performance of the company's independent registered public accounting firm, and the Company's internal audit function and compliance with relevant legal and regulatory requirements, (4) annually reviewing the Company's independent registered pubic accounting firm's report describing the auditing firm's internal quality control procedures and any materials issues raised by the most recent internal quality control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases and any financial information or earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent registered public accounting firm, (9) reviewing with the independent auditor any audit problems or difficulties and management's response, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) handling such other matters that are specifically delegated to the Audit Committee by applicable law or regulation or by the Board of Directors from time to time, and (12) reporting regularly to the full Board of Directors. See "Report of the Audit Committee." The Audit Committee's charter is available on the Company's website, www.trimascorp.com, in the Corporate Governance subsection of the Investor page.

        Each of the directors on the Audit Committee is financially literate. The Board of Directors has determined that each of Messrs. Miller and Gabrys qualifies as an "audit committee financial expert" within the meaning of SEC regulations and that from August 21, 2009 each member on the Audit Committee has the accounting and related financial management expertise required by the NASDAQ listing standards and that each is "independent" from management in accordance with NASDAQ listing standards and the Company's Corporate Governance Guidelines. For the period January 1, 2009 through August 21, 2009, during which the Company was listed on the NYSE, the Board of Directors determined that each of the members of the Audit Committee had the accounting and related financial management expertise required by the NYSE's listing standards.

        Compensation Committee.    The Compensation Committee is responsible for developing and maintaining the Company's compensation strategies and policies including, (1) reviewing and approving the Company's overall executive and director compensation philosophy and the executive and director compensation programs to support the Company's overall business strategy and objectives, (2) overseeing the management continuity and succession planning process (except as otherwise within the scope of the Corporate Governance and Nominating Committee) with respect to the Company's officers, and (3) preparing any report on executive compensation required by the applicable rules and regulations of the SEC and other regulatory bodies.

        The Compensation Committee is responsible for monitoring and administering the Company's compensation and employee benefit plans and reviewing, among other things, base salary levels, incentive awards and bonus awards for officers and key executives, and such other matters that are specifically delegated to the Compensation Committee by applicable law or regulation, or by the Board of Directors from time to time.

        See "Compensation Discussion and Analysis." The Compensation Committee's charter is available on the Company's website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page.

        Executive Committee.    The Executive Committee has the authority to exercise many of the functions of the full Board of Directors between meetings of the Board, however it excludes those matters which Delaware law or NASDAQ or SEC rules require to be within the purview of the Company's independent directors or which is otherwise in conflict with such laws or rules.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee is responsible for identifying and nominating individuals qualified to serve as Board members and recommending directors for each Board committee. Generally, the Corporate Governance and Nominating Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board.

        In recommending candidates to the Board, the Corporate Governance and Nominating Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The Corporate Governance and Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. As required by the NASDAQ, SEC or such other applicable regulatory requirements, a majority of the Board will be comprised of independent directors.

        The Corporate Governance and Nominating Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Company's current directors and management. The Corporate Governance and Nominating Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company's by-laws. The Corporate Governance and Nominating Committee will evaluate nominees recommended by shareholders against the same criteria. The Company did not receive any nominations of directors by shareholders for the 2010 Annual Meeting.

        The Corporate Governance and Nominating Committee is also responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company and overseeing governance issues.

        The Corporate Governance and Nominating Committee's charter is available on the Company's website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page.

        Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee is an employee of the Company. Messrs. Cohen, Miller and Valenti are the current members of the Company's Compensation Committee. See "Transactions with Related Persons" for a summary of related person transactions involving Heartland.

        Terms of Office.    The Board has not established term limits for the directors. The Corporate Governance Guidelines provide that a thoughtful evaluation of director performance is the appropriate method of balancing the Board's needs for continuity, insight, new perspectives, fresh ideas, and other factors.

        Assessment of Board and Committee Performance.    The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. The results of the Board and Committee self-assessments are discussed with the Board and each Committee, respectively.

BOARD OF DIRECTORS RISK MANAGEMENT FUNCTIONS

        As part of its oversight function, the Board monitors how management operates the Company, in part via its committee structure. When granting authority to management, approving strategies and receiving management reports, the Board considers, among other things, the risks and vulnerabilities the Company faces. The Audit Committee considers risk issues associated with the Company's overall financial reporting, disclosure process and legal compliance, as well as reviewing policies on risk control assessment and accounting risk exposure. In addition to its regularly scheduled meetings, the Audit Committee meets with the Vice President, Corporate Audit, and the independent registered public accounting firm in executive sessions at least quarterly, and with the General Counsel and Chief Compliance Officer as determined from time to time by the Audit Committee. Each of the other committees, the Compensation Committee and the Governance and Nominating Committee, consider risk issues associated with the substantive matters addressed by the committee.

Director Compensation

        The Compensation Committee is responsible for reviewing director compensation and making recommendations to the Board, as appropriate. The Compensation Committee and Board believe that directors should receive a mix of cash and equity over their tenure. The combination of cash and equity compensation is intended to provide incentives for directors to continue to serve on the Board of Directors and to attract new directors with outstanding qualifications. Directors who are not independent do not receive any compensation for serving on the Board or any committees thereof. Directors may make an annual election to defer receipt of Board compensation, provided the election is made prior to the fiscal year in which the deferral is effective.

        Annual Cash Retainer and Meeting Fees.    In 2009, each independent director received an annual retainer of $75,000, and a meeting fee of $1,000 for each Board or committee meeting attended. The Chairman of the Board received $200,000 in 2009 for his services in that capacity and did not receive attendance fees. The chairman of each of the Audit, Compensation and Corporate Governance and Nominating Committees received an additional annual retainer in the amounts of $15,000, $10,000 and $5,000, respectively.

        None of the independent directors elected to defer receipt of Board compensation in 2009. For 2010, two of four independent directors elected to defer receipt of all or part of their Board compensation.

        Equity Compensation.    On March 9, 2009, the Board approved the issuance of options to purchase 24,000 shares of common stock to each independent Board member (other than the Chairman), with an exercise price equal to the closing price of the Company's stock on the grant date. The options vest in equal annual increments over the three years following the grant date and are subject to a ten (10) year exercise term, subject to earlier termination if the recipient dies, becomes disabled or is no longer a director.

        Director Stock Ownership.    We have established stock ownership guidelines for independent directors to more closely tie their interests to those of shareholders. Under these guidelines, directors are required to own, within five years after initial election to the Board (but not tolling prior to the Company's May 2007 initial public offering) shares of Company stock having a value equal to three times their annual cash retainer. Common stock, time-based restricted stock and vested in the money options held by an independent director are counted toward fulfillment of this ownership requirement. Mr. Valenti currently satisfies the common stock ownership requirement. As five years since the Company's 2007 initial public offering has not yet lapsed, the independent directors are not yet obligated to satisfy the ownership guidelines.

        Indemnification.    The Company has entered into indemnification agreements with each of its directors. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.

        Other.    The Company reimburses all directors for expenses incurred in attending Board and committee meetings. The Company does not provide any perquisites to directors.

Director Compensation Table

Name	2009 Fees Earned or Paid in Cash ($)	2009 Stock Awards ($)(3)	Total ($)
Samuel Valenti III	200,000	—	200,000
David M. Wathen(1)	—	—	—
Grant H. Beard(1)	—	—	—
Charles E. Becker(2)	21,750	9,200	30,950
Marshall A. Cohen	99,000	9,200	108,200
Richard M. Gabrys	107,000	9,200	116,200
Eugene A. Miller	102,000	9,200	111,200
Daniel P. Tredwell(1)	—	—	—

(1)
Messrs. Beard, who resigned from the Board on January 13, 2009, Tredwell and Wathen, did not receive any compensation for their services as directors.

(2)
Mr. Becker's term on the Board expired on May 7, 2009 and he did not stand for re-election. The 24,000 stock options granted under the 2006 Long Term Equity Incentive Plan were forfeited as of May 7, 2009.

(3)
All awards in this column relate to stock options granted under the 2006 Long Term Equity Incentive Plan. This amount represents the full grant date fair value as calculated in accordance with ASC Topic 718, "Stock Compensation."

Corporate Governance

        The Board of Directors has adopted Corporate Governance Guidelines, a copy of which can be found at the Company's website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Corporate

Governance and Nominating Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.

        Code of Ethics.    The Board has adopted a code of ethics and business conduct that applies to directors and all employees, including the Company's principal executive officer, principal chief financial officer, and other persons performing similar executive management functions. The code of ethics is posted on the Company's website in the Corporate Governance Section. All amendments to the Company's code of ethics, if any, will be also posted on the Company's internet website, along with all waivers, if any, of the code of ethics involving senior officers.

        The Company has filed with the SEC, as exhibits to its Quarterly Reports on Form10-Q for the quarters ended March 31, June 30 and September 30, 2009, respectively, and its Annual Report on Form 10-K for the year ended December 31, 2009, Certifications Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

        A copy of the Company's committee charters, Corporate Governance Guidelines and Code of Ethics will be sent to any shareholder, without charge, upon written request sent to the Company's executive offices: TriMas Corporation, Attention: Vice President, General Counsel and Corporate Secretary, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

Communicating with the Board

        Any shareholder or interested party who desires to communicate with the Board or any specific director, including the Chairman, non-management directors, or committee members, may write to: TriMas Corporation, Attention: Board of Directors, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

        Depending on the subject matter of the communication, management will:

  •
  forward the communication to the director or directors to whom it is addressed (matters addressed to the Chairman of the Audit Committee will be forwarded unopened directly to the Chairman);

  •
  attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g., the communication is a request for information about the Company or is a stock-related matter; or

  •
  not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

        To submit concerns regarding accounting matters, shareholders and other interested persons may also call the Company's toll free, confidential hotline number published at www.trimascorp.com in the Corporate Governance subsection of the Investors page, in the document entitled Code of Ethics and Business Conduct. Employees may express such concerns on a confidential and anonymous basis.

        Communications made through the confidential hotline number are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.

 PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has appointed KPMG as the independent registered public accounting firm to audit the Company's consolidated financial statement for the fiscal year ending December 31, 2010. During fiscal year 2009, KPMG served as the Company's independent registered public accounting firm and also provided certain other audit related services. KPMG has audited the Company's consolidated financial statements annually since the fiscal year ended December 31, 2003. Representatives of KPMG are expected to attend the 2010 Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, make a statement.

        The appointment of KPMG as the independent registered public accounting firm for the Company is being presented to the shareholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and voting on the matter, provided that a quorum of at least a majority of the outstanding shares are represented at the meeting. If you abstain from voting on this matter, your abstention will have no effect of the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this "routine" proposal, your broker will nevertheless have authority to vote your shares on this "routine" proposal in your broker's discretion. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the proposal. Proxies submitted pursuant to this solicitation will be voted "FOR" the ratification of KPMG as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010, unless specified otherwise.

        The Board of Directors recommends that shareholders vote "FOR" the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010.

Fees Paid to Independent Auditor

        The following table presents fees billed by KPMG for professional audit services rendered related to the audits of the Company's annual financial statements for the years ended December 31, 2009, 2008 and 2007, and fees for other services rendered by KPMG during those periods.

	2009 ($)	2008 ($)	2007 ($)
Audit Fees	1,857,000	2,424,300	3,220,000
Audit-related Fees	234,000	—	436,000
Tax Fees	—	66,900	15,900
All Other Fees	—	—	—

Total	2,091,000	2,491,200	3,671,900

Audit and Audit-Related Fees

        Integrated audit fees billed for services rendered in connection with the audit of the Company's annual financial statements and the effectiveness of the Company's financial controls over financial reporting were $1,857,000, $2,424,300, and $3,220,000 for 2009, 2008 and 2007, respectively. The fees for 2007 were higher than subsequent years due to services in connection with the Company's initial compliance with Section 404 of the Sarbanes-Oxley Act. KPMG audit fees related to the Company's ongoing SOX compliance are reflected in the 2009 and 2008 Audit Fees. In 2009, audit-related fees of $234,000 were incurred primarily related to the Company's debt refinancing activities. In 2007, audit-related fees of $436,000 were incurred related to the Company's initial public offering.

Tax Fees

        Except for the amounts disclosed above, there were no tax fees billed by KPMG during 2009, 2008 and 2007, as the Company has retained another accounting firm to provide tax advice.

        The Audit Committee has determined that the rendering of all non-audit services by KPMG is compatible with maintaining such auditor independence.

        We have been advised by KPMG that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

        The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.

        On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All of the services provided by our independent auditor in 2009, 2008 and 2007, including services related to audit, audit-related fees, tax fees and all other fees described above, were approved by the Audit Committee under its pre-approval policies.

        The Audit Committee's policies permit the Company's independent accountants, KPMG, to provide audit-related services, tax services and non-audit services to the Company, subject to the following conditions:

          (1)   KPMG will not be engaged to provide any services that may compromise its independence under applicable laws and regulations, including rules and regulations of the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

          (2)   KPMG and the Company will enter into engagement letters authorizing the specific audit-related tax or non-audit services and setting forth the cost of such services;

          (3)   The Company is authorized, without additional Audit Committee approval, to engage KPMG to provide (a) audit-related and tax services, including due diligence and tax planning related to acquisitions where KPMG does not audit the target company, to the extent that the cost of such engagement does not exceed $250,000, (b) due diligence and tax planning related to acquisitions where KPMG audits the target company, to the extent the cost of such engagement does not exceed $20,000, and (c) services not otherwise covered by (a) or (b) above to the extent the cost of such engagements does not exceed $150,000; provided, however, that the aggregate amount of all such engagements under (a), (b) and (c) may not exceed $350,000 in any calendar quarter; and

          (4)   The Chairman of the Audit Committee will be promptly notified of each engagement, and the Audit Committee will be updated quarterly on all engagements, including fees.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company's financial statements. The Company's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of the Company's internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages the Company's relationship with the independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding as determined by the Audit Committee from the Company for such advice and assistance.

        The Company's management is primarily responsible for the Company's internal control and financial reporting process. The Company's independent registered public accounting firm, KPMG, is responsible for performing an independent audit of the Company's consolidated financial statements and issuing opinions on the conformity of reporting those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company's internal control over financial reporting. The Audit Committee monitors the Company's financial reporting process and reports to the Board on its findings.

        In this context, the Audit Committee hereby reports as follows:

          1.     The Audit Committee has reviewed the audited financial statement for the fiscal year ended December 31, 2009 with the Company's management;

          2.     The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards ("SAS") No. 114 (formerly SAS 61), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T;

          3.     The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees"), as adopted by the PCAOB in rule 3600T, and has discussed with the independent registered public accounting firm its independence; and

          4.     Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

        The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

The Audit Committee Richard M. Gabrys, Chairman Eugene A. Miller Marshall Cohen Samuel Valenti III

 PROPOSAL 3—RATIFICATION OF INCREASE OF SHARES RESERVED FOR
ISSUANCE UNDER THE 2006 LONG TERM EQUITY INCENTIVE PLAN

        The Board has approved the increase in the number of shares reserved for issuance under the 2006 Long Term Equity Incentive Plan by 1,000,000 shares and directed that the amendment be submitted to shareholders for approval. The amendment will become effective upon shareholder approval. Upon ratification of this proposal, 1,131,508 shares will be available for issuance under the 2006 Long Term Equity Incentive Plan which includes 131,508 shares currently reserved but not granted under The 2006 Long Term Equity Incentive Plan. Set forth below is a description of the 2006 Long Term Equity Incentive Plan, which is qualified in its entirety by reference to the TriMas Corporation 2006 Long Term Equity Incentive Plan, Composite Plan Document as of March 26, 2010, as filed with the SEC in a Current Report on Form 8-K on March 26, 2010 (the "2006 Plan"). All material terms of the 2006 Long Term Equity Incentive Plan remain the same other than the number of shares available for issuance thereunder as described above.

        The Board believes that the Company must offer a competitive equity incentive program if it is to continue to successfully attract and retain the best possible candidates for positions of responsibility within the Company. The Board expects that the Long Term Equity Incentive Plan will continue to be an important factor in attracting, retaining and rewarding the high-caliber employees and directors essential to our success and in motivating these individuals to strive to enhance our growth and profitability.

        The 2006 Plan provides for the issuance of incentive and nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, performance awards, annual incentive awards or other incentive awards, including management stock purchase rights on restricted stock units. The 2006 Plan provides for the issuance of up to an aggregate of 1,435,877 shares of our common stock, of which up to 500,000 of the shares may be used for incentive stock options. If the amendment to the 2006 Plan is approved by the shareholders, the number of shares available for issuance pursuant to the 2006 Plan will be 2,435,877 shares of our common stock, of which up to 500,000 of the shares may be used for incentive stock options. Under the 2006 Plan, grants of restricted stock, restricted stock units to the extent payable in stock and performance awards count as two shares each, and grants of incentive and nonqualified stock options and stock appreciation rights count as one share each for purposes of determining shares remaining for grants under the 2006 Plan. As of the Record Date, awards covering an aggregate of 1,043,668 shares of our common stock had been issued and were outstanding under the 2006 Plan.

        The shares issued or to be issued under the 2006 Plan consist of authorized but unissued shares. Shares issued under the 2006 Plan pursuant to awards assumed in connection with mergers and acquisitions by us will not reduce the number of shares reserved for issuance under the 2006 Plan. If an award under the 2006 Plan is forfeited or expires without being exercised, the shares covered by any such award would again become available for issuance under new awards. The closing price of a share as reported by NASDAQ on the Record Date was $7.30.

        The 2006 Plan prohibits the repricing of options without the approval of the shareholders. This provision relates to both direct repricings—lowering the exercise price of an option—and indirect repricings—canceling an outstanding option and granting a replacement or substitute option with a lower exercise price, or exchanging options for cash, other options or other awards. The repricing prohibition also applies to share appreciation rights.

        Awards may be made under the 2006 Plan to our directors, officers, employees or consultants. We estimate that currently approximately 2,020 persons are eligible to receive awards under the 2006 Plan. Currently, 44 persons comprised of active employees, officers and directors participate in the 2006 Plan.

        The 2006 Plan is administered by the Compensation Committee of our Board of Directors (the "Administrator"). The Administrator has the power to select the recipients of awards. The Board of Directors retains the authority to grant and administer awards to non-employee directors, who may receive and elect to defer stock and cash compensation under the 2006 Plan. The Administrator has broad power to determine and amend award terms, although in general, such amendments may not adversely affect a participant without the participant's consent, except for amendments that are necessary under Code Section 409A and adjustments in connection with certain corporate events, such as stock splits or other changes in the outstanding common stock, or a merger or other extraordinary transaction. The Administrator may make awards to executives when they join us, annually and/or in connection with achieving performance goals. Each grant will have a vesting period determined on a case by case basis.

        The 2006 Plan provides the following limitations on annual grants to individual participants under Internal Revenue Code ("Code") Section 162(m): options or stock appreciation rights with respect to 350,000 shares of common stock; and, restricted stock or restricted stock units denominated in shares of common stock with respect to more than 175,000 shares. Performance awards under Code Section 162(m) with respect to more than 100,000 shares; and, annual incentive awards under Code Section 162(m) with respect to more than 100,000 shares. The maximum dollar value payable to any participant in one fiscal year with respect to restricted stock units, performance awards or annual incentive awards under Code Section 162(m) that are valued in property other than common stock is the lesser of $6,000,000 or 5 times the participant's base salary for the fiscal year.

        The 2006 Plan leaves to the discretion of the Administrator to grant annual incentive awards and performance awards, each pursuant to an individual participant's agreement.

        In general, the Board of Directors is authorized to amend or modify the 2006 Plan at any time without shareholder approval, other than to materially increase benefits, increase the number of shares available for awards or change the eligibility requirements. No awards may be made after the tenth anniversary of the earlier of Board or shareholder approval of the 2006 Plan. Options and stock appreciation rights granted under the 2006 Plan may not be granted with an exercise price below fair market value on the grant date and, unless shareholder approval is obtained, options and stock appreciation rights will not be repriced such that their exercise price is below fair market value per share on the date of original grant. The terms of the awards are set by the Administrator in a participant's award agreement, but no option or stock appreciation right may have a term that exceeds 10 years, and most options and stock appreciation rights will have shorter terms if a participant dies, becomes disabled or terminates employment. All awards are forfeited if a participant's employment is terminated for cause. Restricted stock, restricted stock units, performance awards, annual incentive awards and other incentive awards are subject to vesting and/or designated performance requirements. In the event of a change in control, the Administrator, at its discretion, may accelerate vesting or cash-out awards, or arrange for the assumption of awards in the event of certain acquisitions.

        With respect to equity-based awards, any gain recognized by our executive officers and other employees from non-qualified stock options should be deductible, but to the extent we grant incentive stock options, any gain recognized by the optionee related to such options will not be deductible by us if there is no disqualifying disposition by the optionee.

        Section 162(m) of the Code limits publicly-held companies to an annual deduction for U.S. federal income tax purposes of $1,000,000 for compensation paid to their Chief Executive Officer and Chief Financial Officer and the three highest compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) determined at the end of each year (the "covered employees"). However, performance-based compensation may be excluded from this limitation. The 2006 Plan is designed to permit the Administrator to grant awards that qualify for purposes of satisfying the conditions of Section 162(m). The Administrator would use one or more of the performance measures listed under the Plan in establishing performance goals for awards to "covered employees" if the award is to be intended to satisfy the conditions of Section 162(m).

        The Company currently has a registration statement filed with the SEC pursuant to the Securities Act of 1933, as amended, covering the offering of the Shares under the 2006 Plan.

        Awards under the 2006 Plan will be made at the discretion of the Administrator. Accordingly, we cannot currently determine the amount of awards that will be made under the 2006 Plan in the future. The table below sets forth the awards that were granted under the 2006 Plan during 2009 and 2010 through the Record Date (excluding any grants that were forfeited).

Name	Grant Date	Number of Stock Options	Number of Performance Units	Number of Restricted Stock Units
Grant H. Beard(1)	N/A	—	—	—
Thomas M. Benson	N/A	—	16,280	—
Lynn A. Brooks	3/9/2009	72,500	—	—
	12/4/2009		28,900
Edward L. Schwartz(1)	N/A	—	—	—
Joshua A. Sherbin	3/9/2009	87,500	—	—
	12/4/2009	—	11,040	—
	2/26/2010	—	—	24,640
David M. Wathen	1/13/2009	200,000	—	—
	12/4/2009	—	106,460	—
A. Mark Zeffiro	3/9/2009	90,000	—	—
	12/4/2009	—	15,900	—
	2/26/2010	—	—	32,850
Executive Officers Group(2)	1/13/2009	200,000	—	—
	3/9/2009	282,000	—	—
	12/4/2009	—	173,340	—
	2/26/2010	—	—	57,490
Independent Director Group(3)	3/9/2009	72,000	—	—
Non-Executive Officer Group(4)	1/13/2009	—	—	—
	3/9/2009	—	—	—
	12/4/2009	—	—	—
	2/26/2010	—	—	—

(1)
Messrs. Beard and Schwartz did not receive equity grants in 2009 and 2010 due to their resignations effective January 13, 2009 and March 4, 2009, respectively.

(2)
Total represents five (5) participants.

(3)
Consists of four (4) participants.

(4)
Consists of all non-executive officer employees as a group. In 2009 and 2010 year to date, the Company issued grants to non-executive officer employees pursuant to the Company's 2002 Long Term Equity Incentive Plan.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,839,344	$9.74	559,477	(1)
Equity compensation plans not approved by security holders	—	—	—

TOTAL	1,839,344	$9.74	559,477

(1)
As of December 31, 2009, includes 374,019 shares available for future issuance under the 2002 Long Term Equity Incentive Plan and 185,458 shares available for future issuance under the 2006 Long Term Equity Incentive Plan.

        The Company's Board recommends a vote FOR the ratification of the increase in the number of shares reserved for issuance under the 2006 Long Term Equity Incentive Plan by 1,000,000 shares. Abstentions and broker non-votes will have the same effect as a vote against the matter.

 Security Ownership of Certain Beneficial Owners and Management
and Related Shareholder Matters

        The following table sets forth information with respect to the beneficial ownership of the Company's common stock as of the Record Date by:

  •
  each person known by us to beneficially own more than 5% of the Company's common stock;

  •
  each of the Company's directors and director nominees;

  •
  each of the named executive officers; and

  •
  all of the Company's directors and named executive officers as a group.

        The percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares, (i) voting power, which includes the power to vote or to direct the voting of the security, (ii) investment power, which includes the power to dispose of or to direct the disposition of the security, or (iii) rights to acquire voting stock that are currently exercisable or will become exercisable within 60 days of the Record Date. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. As of the

Record Date, the Company had 33,924,015 shares outstanding and 1,062,060 shares that are deemed "beneficially owned" under the SEC rules described above.

	Shares Beneficially Owned
Name and Beneficial Owner	Number	Percentage
Heartland Industrial Associates, L.L.C.(1)(2)	15,237,996	43.6%
177 Broad Street, Stamford, CT 06901
Masco Corporation(3)	2,454,614	7.0%
21001 Van Born Road, Taylor, MI 48180
First Manhattan Co.	2,085,033	6.0%
437 Madison Avenue, New York, NY 10022
Thomas M. Benson(4)(6)	62,621	0
Lynn A. Brooks(4)(6)	260,852	0
Marshall A. Cohen(4)(6)	10,000	0
Richard M. Gabrys(4)(6)	11,000	0
Eugene A. Miller(4)(6)	25,000	0
Joshua A. Sherbin(4)(6)	103,287	0
Daniel P. Tredwell(2)	15,237,996	43.6%
Samuel Valenti III(4)(5)(6)	410,000	1.2%
David M. Wathen(4)(6)	294,550	0
A. Mark Zeffiro(4)(6)	84,456	0
All named executive officers and directors as a group (10 persons)(2)(4)(6)(7)	16,499,762	47.2%

(1)
These shares of common stock are beneficially owned indirectly by Heartland Industrial Associates, L.L.C. as the general partner of each of the limited partnerships, which hold shares of common stock directly. These limited liability companies and limited partnership hold common stock as follows: 9,742,230 shares are held by TriMas Investment Fund I, L.L.C. ("TIF I"); 2,243,827 shares are held by Metaldyne Investment Fund I, L.L.C. ("MIF I"); 842,675 shares are held by HIP Side-by-Side Partners, L.P.; 176,312 shares are held by TriMas Investment Fund II, L.L.C.; 32,952 shares are held by Metaldyne Investment Fund II, L.L.C. and 2,200,000 shares are held by HIP Investment Holdings I, LLC ("HIP Holdings"). In addition, by reason of the shareholders agreement summarized under "Transactions with Related Persons—Shareholders Agreement," Heartland Industrial Associates, L.L.C., and Heartland Industrial Partners, L.P., as the managing member of TIF I, MIF I and HIP Holdings, may be deemed to share beneficial ownership of shares of common stock held by other shareholders party to the shareholders agreement and may be considered to be a member of a "group," as such term is used under Section 13(d) under the Exchange Act.

(2)
All shares are beneficially owned as disclosed in footnote (1). Mr. Tredwell is the Managing Member of Heartland Industrial Associates, L.L.C., but disclaims beneficial ownership of such shares. The business address for Mr. Tredwell is 177 Broad Street, Stamford, CT 06901.

(3)
Of these shares, 280,701 are held directly by Masco Corporation and 2,173,913 shares are held by Masco Capital Corporation, which is a wholly-owned subsidiary of Masco Corporation.

(4)
For Messrs. Benson, Brooks, Cohen, Gabrys, Miller, Sherbin, Valenti, Wathen, and Zeffiro includes options to purchase 39,194, 217,234, 10,000, 9,000, 10,000, 73,166, 200,000, 66,666 and 30,000 shares, respectively, granted under the Company's 2002 and

  2006 Long Term Equity Incentive Plans, that are currently exercisable; and for Messrs. Benson, Brooks, Sherbin and Zeffiro, includes 19,748, 35,401, 16,728 and 23,900 restricted shares of common stock, respectively, awarded under the 2006 Long Term Equity Incentive Plan.

(5)
Entities affiliated with Mr. Valenti are members of Heartland Additional Commitment Fund, LLC which is a limited partner of Heartland.

(6)
Except for Mr. Valenti, each director, nominee director and named executive officer, owns less than one percent of the outstanding shares of the Company's common stock.

(7)
As of the Record Date, Messrs. Beard and Schwartz are excluded herein, based on their resignation dates of January 13, 2009 and March 4, 2009, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, officers and 10% shareholders (if any) to file reports of ownership and changes in ownership with respect to our securities with the SEC and to furnish copies of these reports to us. We reviewed the filed reports and written representations from our directors, executive officers and greater than 10% shareholders regarding the necessity of filing reports. Based on our review, the Company believes that all of its officers, directors and greater than 10% shareholders complied with all Section 16(a) applicable filing requirements for 2009 with respect to the Company.

Executive Officers

        Officers of the Company serve at the pleasure of the Board.

Name	Age	Title
David M. Wathen	57	Director, President and Chief Executive Officer
A. Mark Zeffiro	44	Chief Financial Officer
Lynn A. Brooks	56	President—Packaging Systems
Joshua A. Sherbin	47	Vice President, General Counsel and Corporate Secretary
Robert J. Zalupski	51	Vice President Finance, Corporate Development and Treasurer

        David M Wathen.    Business experience provided under "Director and Director Nominees."

        A. Mark Zeffiro.    Mr. Zeffiro was appointed Chief Financial Officer of the Company in June 2008. Prior to joining the Company, Mr. Zeffiro held various financial management and business positions with General Electric Company ("GE") and Black and Decker Corporation ("Black & Decker"). From 2004, during Mr. Zeffiro's four-year tenure with Black & Decker, he was Vice President of Finance for the Global Consumer Product Group and Latin America. In addition, Mr. Zeffiro was directly responsible for and functioned as general manager of the factory store business unit, a $50 million business comprising 38 factory stores and 500 personnel. From 2003 to 2004 Mr. Zeffiro was Chief Financial Officer of First Quality Enterprises, a private company producing consumer products for the health care market globally, where he led all financial activities, including funding, banking and audit. From 1988 through 2002 he held a series of operational and financial leadership positions with GE, the most recent of which was Chief Financial Officer of their medical imaging manufacturing division.

        Lynn A. Brooks.    Mr. Brooks has been President of the Packaging Systems business since July 1996. He joined Rieke, today part of the Packaging Systems business in May 1978. Prior to his current position, his responsibilities at Rieke included Assistant Controller, Corporate Controller, and Vice President-General Manager. Before joining Rieke, he served with Ernst & Young in the Toledo, Ohio and Fort Wayne, Indiana offices.

        Joshua A. Sherbin.    Mr. Sherbin was appointed the Company's General Counsel and Corporate Secretary in March 2005, and Vice President in May 2008, prior to which he was employed as the North American Corporate Counsel and Corporate Secretary for Valeo, a diversified Tier 1 international automotive supplier headquartered in Europe. Prior to joining Valeo in 1997, Mr. Sherbin was Senior Counsel, Assistant Corporate Secretary for Kelly Services, Inc., an employment staffing company, from 1995 to 1997. From 1988 until 1995, he was an associate with Butzel Long's general business practice.

        Robert J. Zalupski.    Mr. Zalupski was appointed the Company's Vice President, Finance and Treasurer in January 2003. He joined the Company as Director of Finance and Treasury in July 2002, prior to which he worked in the Detroit office of Arthur Andersen. From August 1996 through November 2001, Mr. Zalupski was a partner in the audit and business advisory services practice of Arthur Andersen providing audit, business consulting, and risk management services to both public and privately held companies in the manufacturing, defense and automotive industries. Prior to August 1996, Mr. Zalupski held various positions of increasing responsibility within the audit practice of Arthur Andersen serving public and privately held clients in a variety of industries.

TRANSACTIONS WITH RELATED PERSONS

Policy for Review, Approval or Ratification of Transactions with Related Parties

        Pursuant to its written charter, the Audit Committee is responsible for reviewing reports and disclosures of insider and affiliated party transactions and monitoring compliance with the Company's written Code of Ethics and Business Conduct, which requires employees to disclose in writing any outside activities, financial interests, relationships or other situations that do or may involve a conflict of interest or that present the appearance of impropriety.

        Pursuant to the written charter of the Corporate Governance and Nominating Committee and the written Corporate Governance Guidelines, members of the Board of Directors must properly notify the President and Chief Executive Officer and the Chairman of the Corporate Governance and Nominating Committee if any actual or potential conflict or interest arises between the Company and such member. After notification, the Board of Directors will evaluate and resolve the matter in the best interest of the Company upon recommendation of the Corporate Governance and Nominating Committee.

        It is also the Company's unwritten policy, which policy is not otherwise evidenced, that the Audit Committee review and approve all transactions (other than those that are de minimis in nature) in which the Company participates and in which any related person has or will have a direct or indirect material interest. In reviewing and approving such transactions, the Audit Committee obtains all information it believes to be relevant to a review and approval of the transaction. After consideration of the relevant information, the Audit Committee approves only those related person transactions that are determined not to be inconsistent with the best interests of the Company.

        In addition, the Company's credit facility and the indenture governing the Company's senior subordinated notes contain covenants that restrict the Company's ability to engage in transactions that are at prices and on terms and conditions not less favorable to the Company than could be obtained at an arm's-length basis from unrelated parties. Such covenants influence the Company's policy for review, approval and ratification of transactions with related parties.

Metaldyne Corporation

        In connection with the Company's reorganization in June 2002, the Company assumed approximately $37.0 million of liabilities and obligations of Metaldyne Corporation ("Metaldyne"), mainly comprised of contractual obligations to former Company employees, tax related matters, benefit plan liabilities and reimbursements to Metaldyne for normal course payments made on the Company's behalf. The remaining contractual obligations to Metaldyne of approximately $6.0 million and $5.8 million at December 31, 2009 and 2008, respectively, are classified as accrued liabilities in the Company's consolidated balance sheet.

        On January 11, 2007, Metaldyne merged into a subsidiary of Asahi Tec Corporation ("Asahi") whereby Metaldyne became a wholly-owned subsidiary of Asahi. In connection with the consummation of the merger, Metaldyne distributed the 4,825,587 shares of the Company's common stock that it owned on a pro rata basis to the holders of Metaldyne's common stock at the time of such distribution. As a result of the merger, Metaldyne and the Company are no longer related parties. In addition, as a result of the merger, it has been asserted that Metaldyne may be obligated to accelerate funding and payment of actuarially determined amounts owing to seven former Metaldyne executives under a supplemental executive retirement plan ("SERP"). Under the stock purchase agreement between Metaldyne and Heartland, the Company is required to reimburse Metaldyne, when billed, for its allocated portion of the amounts due to certain Metaldyne SERP participants, as defined. At December 31, 2009, TriMas has accrued an estimated liability to Metaldyne on its reported balance sheet of approximately $4.9 million (included in the remaining $6.0 million of contractual obligations above). However, if Metaldyne is required to accelerate funding of the SERP liability, the Company may be obligated to reimburse Metaldyne up to approximately $7.3 million, which could result in future charges to the Company's statement of operations of up to $2.4 million. The Company continues to review the validity of these assertions.

        Additionally, on May 28, 2009, Metaldyne and its U.S. subsidiaries filed voluntary petitions in the United States Bankruptcy Court under Chapter 11 of the U.S. Bankruptcy Code. On February 23, 2010, the U.S. Bankruptcy Court confirmed the reorganization plan of Metaldyne and its U.S. subsidiaries. The Company is evaluating the impact of Metaldyne's reorganization plans on its estimated SERP obligations to Metaldyne.

        Subject to certain limited exceptions, Metaldyne and the Company retained separate liabilities associated with the respective businesses following the reorganization in June 2002. Accordingly, the Company will indemnify and hold Metaldyne harmless from all liabilities associated with the Company and its subsidiaries and the respective operations and assets, whenever conducted, and Metaldyne will indemnify and hold harmless Heartland and the Company harmless from all liabilities associated with Metaldyne and its subsidiaries (excluding the Company and its subsidiaries) and their respective operations and assets, whenever conducted. In addition, the Company agreed with Metaldyne to indemnify one another for its allocated share (42.01% in the case of the Company and 57.99% in the case of Metaldyne) of liabilities not readily associated with either business, or otherwise addressed including certain costs related to other matters intended to effectuate other provisions of the agreement. These indemnification provisions survive indefinitely and are subject to a $50,000 deductible.

Heartland Industrial Partners

Initial Public Offering

        On May 17, 2007, the Company completed an initial public offering which benefited all of the Company's pre-offering shareholders, and its officers and directors due principally to the creation of a public market for the Company's common stock. Upon the consummation of the offering, Heartland retained control of approximately 45.2% of the Company's voting stock and in accordance with the Shareholders Agreement discussed below, it continues to be able to elect a majority of the Company's Board of Directors and to effectively control the Company. Disclosure of Heartland's ownership is described under "Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters."

Shareholders Agreement

        Heartland, Masco Capital Corporation, and other investors are parties to a shareholders agreement regarding their ownership of the Company's common stock (the "Shareholders Agreement"). The Shareholders Agreement provides that the parties will vote their shares of common stock in order to cause the election to the Board of Directors of such number of Directors as shall constitute a majority of the Board of Directors as designated by Heartland. There are no arrangements or understandings between any of the Company's directors on the one hand and Heartland on the other hand pursuant to which a director was selected. The Shareholders Agreement also provides that when Heartland and its affiliates enter into a transaction resulting in a substantial change of control of the Company, Heartland has the right to require the other shareholders to sell a proportionate percentage of shares of common stock in such transaction as Heartland is selling and to otherwise vote in favor of the transactions effecting such substantial change of control.

Advisory Services Agreement

        The Company and Heartland are party to an advisory services agreement, pursuant to which Heartland is reimbursed for certain of its expenses and may continue to earn a fee not to exceed 1.0% of the transaction value for services provided in connection with certain future financings, acquisitions and divestitures by the Company, in each case subject to the approval by the disinterested members of the Company's Board of Directors. During 2009, Heartland charged the Company approximately $2.9 million for services rendered in connection with the Company's debt refinancing activities and $0.1 million for reimbursement of normal-course operating expenses. Pursuant to the advisory services agreement, the Company reimbursed Heartland $773,000 in 2009 for expenses, $591,500 of which was a pass through of third party recruiting fees and expenses recorded in 2008 in connection with the hiring of Mr. Wathen in 2009.

Management Rights Agreement

        The Company has entered into an agreement with Heartland granting certain rights to consult with management and receive information about the Company and to consult with the Company on significant matters so long as Heartland continues to own any of the Company's securities. Heartland has the right to attend Board meetings as an observer if they no longer have the right to designate one or more members of the Board. Heartland must maintain the confidentiality of any material non-public information it receives in connection with the foregoing rights. Heartland will not be paid any fees or receive any compensation or expense reimbursement pursuant to this agreement.

Relationships with Heartland

        The managing general partner of Heartland is Heartland Industrial Associates, L.L.C. One of the Company's directors, Mr. Tredwell, is the managing member of Heartland Industrial Partners, L.L.C. Mr. Valenti, the Company's Chairman, is a former advisor to Heartland and is affiliated with entities that are members of a limited liability company that owns a limited partnership interest in Heartland. Heartland has informed the Company that its limited partners include many financial institutions, private and government employee pension funds and corporations. The Company may, in the ordinary course of business, have on a normal, customary and arm's length basis, relationships with certain of Heartland's limited partners, including banking, insurance and other relations.

 EXECUTIVE COMPENSATION
Compensation Discussion and Analysis Overview

        The Compensation Committee and management evaluated and set 2009 executive compensation in the context of the Company's performance, the current global economic recession and the widespread concern over executive pay. Realizing there were many market-related forces beyond the Company's control, the Company focused on matters which it could control—Company cost structure, working capital management, cycle times and prudent deployment of capital. As a result of these actions, the Company exited 2009 as a leaner and stronger company. In 2009, despite a 20.7% decline in sales as compared to 2008, and decline in income from continuing operations, the Company reduced costs, working capital, capital expenditures and interest expense and generated free cash flow of $115.5 million.

        During 2009, the Compensation Committee and management did not raise base pay for its executive officers, deferred Company matching on retirement programs, revised the incentive system to more closely align bonus pay with shareholder value and utilized stock options for long term equity compensation, the value of which would be driven solely by long-term performance of the Company's common shares.

        Your understanding of our executive compensation program is important to the Company. The goal of this Compensation Discussion and Analysis is to explain:

  •
  Our compensation philosophy for executives of the Company including our Named Executive Officers;

  •
  The roles of our Compensation Committee of the Board and management in the executive compensation process;

  •
  The key components of the executive compensation program; and

  •
  The decisions we make in the compensation process that align with our philosophy.

        Throughout this Proxy Statement, the term "Named Executive Officers" ("NEOs") means: (1) the President and CEO, David M. Wathen; (2) the Chief Financial Officer, A. Mark Zeffiro; (3) the President of our Packaging Systems business, Lynn A. Brooks; (4) the President of our Cequent Performance Products business, Thomas M. Benson; and (5) the Vice President, General Counsel and Corporate Secretary, Joshua A. Sherbin. This Proxy Statement also includes compensation information for two executives who separated from the Company in 2009, Mr. Grant H. Beard, the Company's former President and CEO, and Mr. Edward L. Schwartz, the Company's former Executive Vice President, and received certain separation payments during 2009.

Philosophy and Objectives

        Our executive compensation philosophy is to motivate and reward executives who achieve short-term and long-term corporate and financial objectives leading to the success of the Company. Our Compensation Committee worked closely with the Company's leadership team and particularly Mr. Wathen, who joined the Company as President and CEO in January 2009, to refine the short-term incentive structure and more clearly articulate the objectives of the equity-based compensation provided to executives. We will continue to emphasize performance-based compensation for results that are consistent with shareholder interests. The main objectives underlying this philosophy are:

  •
  Compensation must be competitive in order to attract, retain and motivate talented executives—data from peer group companies are taken into consideration when analyzing our compensation practices;

  •
  Compensation should have a meaningful performance component—a portion of an executive's total compensation opportunity is linked to predefined short-term and long-term corporate and financial objectives along with an executive's individual performance. Our Compensation Committee believes that the proportion of total compensation that is variable should increase as an employee's level of responsibility increases; and

  •
  Compensation must include equity-based elements to encourage executives to have an ownership interest in the Company.

        Our compensation decisions with respect to 2009 reflected the above philosophy and objectives and the Company's 2009 economic performance.

Role of the Compensation Committee

        The Board-designed governance process expressly delegates to the Compensation Committee the responsibility to determine and approve the President and CEO's compensation, as well as to make all decisions regarding compensation for the NEOs.

        The Compensation Committee is composed of independent directors, none of whom derives a personal benefit from the compensation decisions the Compensation Committee makes. The role of the Committee is to oversee compensation and benefit plans and policies, review and approve equity grants and administer share-based plans, and review and approve annually all compensation decisions relating to the Company's directors and executive officers, including the President and Chief Executive Officer and the Chief Financial Officer and the NEOs. The Committee's charter reflects such responsibilities and is available on the Company's website, www.trimascorp.com, in the Corporate Governance section of the Investors page. The Committee last reviewed and updated its charter on October 29, 2009.

Independent Review of the Compensation Program

        The Compensation Committee employs an outside consulting firm, Hewitt Associates LLC ("Hewitt") to advise the Compensation Committee on various executive compensation matters, including current compensation trends. Hewitt also provides objective recommendations as to the design of our executive compensation program. Hewitt reports directly to the Compensation Committee. Use of this outside consultant is an important component of the compensation setting process, as it enables the Compensation Committee to make informed decisions based on market data and practices. The representative from Hewitt telephonically attends Compensation Committee meetings, meets with Compensation Committee members in executive session and consults with the members as required and provides input with regard to the CEO's compensation and performance.

        Hewitt has served as the Compensation Committee's outside consultant since 2007 and is considered to be an independent consultant. Hewitt has no affiliations with any of the Named Executive Officers or members of the Board other than in its role as an outside consultant. Hewitt does not provide any other services to the Company. All work performed by Hewitt requires pre-approval by the Chair of the Compensation Committee.

        During 2009, Hewitt's consulting related primarily to the Company's revision of the incentive compensation structure, evaluation and modification of the Company's strategic compensation peer group, compensation structure for the President and CEO, strategy regarding long term equity compensation, and design of certain compensation related policies, including the implementation of share ownership guidelines and a recoupment policy. During 2009, we paid Hewitt approximately $90,620 for advising the Compensation Committee on executive compensation matters.

Compensation and Peer Group Assessment

        Each component of executive compensation (see "Compensation Components" below) is compared, measured and evaluated against a peer group of companies. The Compensation Committee approves the peer group and periodically reviews and updates the companies included in that group. In 2009, the Compensation Committee, together with Hewitt and management, reviewed the composition of the strategic peer group.

        With respect to the Company's previous strategic peer group,(1) the review concluded that the group lacked sufficient representation of key segment peer companies and did not adequately reflect the market that the Company looked to for competitive talent. In revising the strategic peer group, Hewitt, the Compensation Committee and management considered companies in the same or similar Global Industry Classification Standard categories as the Company and that were roughly comparable in size to the Company. The Company also identified companies within this indentified grouping with which it competes for customers, market share or talent. The Compensation Committee approved revised strategic peer group is made up of the following 25 companies:

(1)
In 2008, the Company considered data from two peer groups as compensation benchmark comparators. The strategic peer group included 15 U.S. based companies engaged primarily in manufacturing diversified products. The second peer group was comprised generally of industrial manufacturing companies who participated in Hewitt's Total Compensation Measurement database in 2007.

Actuant Corporation	Gardner Denver	Roper Industries Inc.
Ametek, Inc.	GenCorp. Inc.	Silgan Holdings
Aptar	Graco, Inc.	Stoneridge Inc.
BWAY Holding Co.	Greif, Inc.	Teleflex Inc.
Carlisle Companies	IDEX Corporation	Thor
Crane Co.	Kaydon Corporation	Transdigm Group
Donaldson Company	Kennametal	Winnebago Industries
Drew Industries	Lufkin Industries
EnPro	Robbins & Meyers

        Fiscal year 2008 revenues for these peer companies ranged from $511 million to $3.7 billion, with a median of approximately $1.5 billion. Based on the Company's 2008 revenue of approximately $1.0 billion, regression analysis (based on revenues) was used to determine size-adjusted market median pay levels. All data relied upon with respect to the strategic peer group was based upon SEC filings for fiscal year 2008.

        Twelve of the 25 companies in the revised strategic peer group were part of the Company's prior strategic peer group. Two companies from the prior strategic peer group (Harsco Corporation and SPX Corporation) were excluded due to disparity in size as compared to the Company and one (Sequa Corporation) is no longer a separate reporting company. As noted above, the companies added to the strategic peer group are engaged in industries similar to the Company, are comparable in size to the Company and more accurately reflect the market the Company assesses for its managerial and executive employees. With the realignment and expansion of the strategic peer group, the Compensation Committee determined as unnecessary further consideration of a secondary peer group comprised of entities in Hewitt's compensation reporting database. The Compensation Committee is committed to reviewing the current peer group periodically to ensure it remains suitable for benchmarking purposes, and anticipates that changes will occur from time to time based on the evolution of its own business strategy, the business mix of the peer companies, and the availability of comparative data.

        In general, the Compensation Committee's objective is to set target compensation levels at market median with an opportunity to earn above market awards when shareholders have received above market returns. However, the Compensation Committee recognizes that it may occasionally need to set and pay target compensation above this range depending on the circumstances (for example, to address specific individual hiring or retention issues).

Compensation Components

        The material elements of the Company's executive compensation package in 2009 were as follows:

        Base Salary.    Base salaries for the Company's named executive officers are established based on the scope of their responsibilities and their prior relevant background, training, and experience, and taking into account competitive market pay levels. The Committee believes that executive base salaries should generally be competitive with the salaries for executives in similar positions and with similar responsibilities in the companies of similar size represented in the compensation data reviewed. Consistent with the Company's policy of setting compensation levels that reflect, among other things, an executive's level of responsibility, the President and Chief Executive Officer's salary and total compensation reflect the scope of his responsibilities and the benchmark compensation data evaluated. The Company believes that providing competitive salaries allows the Company to attract and retain talented executives. An executive's base salary is also evaluated together with other components of the executive's other compensation to ensure that the executive's total compensation is in line with the Company's overall compensation philosophy.

        Base salaries are reviewed annually and adjusted from time to time to realign with market levels after taking into consideration individual responsibilities, performance and experience.

        Coincident with Mr. Beard's resignation from the Company on January 13, 2009, the Company hired Mr. David Wathen as his successor. The Committee established Mr. Wathen's annual salary at $675,000. The Committee evaluated market data and sought Hewitt's input in establishing Mr. Wathen's base pay.

        Based on the economic uncertainty in the economy and at the Company in 2009, the Company implemented various tactics to improve profit and productivity such as headcount reductions, a salaried hiring freeze, deferral of merit increases and 401(k) matching contributions, and staffing furloughs. Further to these actions, the NEOs did not receive merit base pay increases in 2009.

        Based on continued operational improvement and individual performance, the Compensation Committee approved on February 26, 2010, 2010 annual base salaries for the following named executive officers, with effect from July 1, 2010: President, Chief Executive Officer—$691,875; Chief Financial Officer $400,000; President, Packaging Systems—$430,500; and Vice President, General Counsel and Corporate Secretary—$370,000. Management will review the 2010 base salary for Mr. Benson, the President, Cequent Performance Products, prior to July 1, 2010.

2009 TriMas Incentive Compensation Plan

        In 2009, the Company employed a redesigned annual incentive plan, known as the TriMas Incentive Compensation Plan to focus on a broader array of key business metrics tied to the critical objectives of the Company. The Incentive Compensation Plan applies Company-wide indicators to Company employees with corporate-wide responsibility, including the President and Chief Executive Officer, Chief Financial Officer and Vice President, General Counsel and Corporate Secretary. Incentive Compensation Plan participants with business unit level responsibility are assessed on metrics that evaluate solely the performance of the participant's business unit.

        The following key metrics on a Company-wide basis and their relative weighted payment under the 2009 TriMas Incentive Compensation Plan applied to employees with Company-wide responsibility:

  •
  Sales and Operating Profit—40%

  Sales and operating profit reflects the Company's operating performance, and is considered a key measure of the Company's business performance. It is measured by computing operating profit (excluding certain cash and non-cash recurring charges) as a percentage of net sales.

  •
  Liquidity / Leverage Margin—15%

  In view of the Company's leverage, achieving identified leverage objectives focuses senior management on improving the Company's liquidity. The Company measures liquidity and leverage over each quarter, based on its actual bank leverage ratio as compared to covenant requirements, and determines payout based on the average achievement over the year against these requirements, with payout increasing proportionately to the size of the cushion between actual results and bank requirements.

  •
  Earnings per Share—15%

  Compounded annual growth in earnings per share (EPS) is an important indicator of the Company's successful strategic growth. The level of EPS achieved, on a diluted basis from continuing operations and adjusted to exclude the after tax impact of certain non-recurring charges, drives the payout of this component.

  •
  Return on Net Tangible Assets—10%

  Return on net tangible assets measures improved returns over the Company's capital spending and overall annual asset base through strategic decisions, and focuses the Company's senior management, including the NEOs, on the disciplined use of the Company's capital resources. Return on net tangible assets is computed based on operating profit divided by tangible assets, each determined on a continuing operations basis.

  •
  Personal Objectives—20%

  Each participant, including the NEOs with Company-wide focus, is assessed qualitatively and quantitatively on achievement of personal objectives unique to the participants function and responsibility within the Company. Each NEO discusses and implements his, or her respective goals as agreed upon with the President and Chief Executive Officer; in the case of the President and Chief Executive Officer, this process is coordinated with the Compensation Committee.

        At the business unit level, including with respect to the President, Packaging Systems and President, Cequent Performance Products, the key metrics assessed under the 2009 TriMas Incentive Compensation Plan, and their relative weights, are based on the following indicators at the business unit level:

  •
  Sales and Operating Profit—40%

  •
  Cash Flow from Operations—20%

  •
  Inventory Turns—20%

  •
  New Markets/Products or Fixed Cost Reductions (depending on the business unit)—5%

  •
  Personal Objectives—15%

        At the business unit level, each of these metrics was assessed with regard to the business unit leader's own business unit. Measuring business unit leadership solely on the performance of the business unit relevant to that leadership group—rather than on the basis of overall Company performance—focuses business unit leadership on optimizing their own performance. The 2009 business unit level metrics emphasize criteria relevant to business unit performance instead of overall Company performance. Accordingly, the business unit indicators include cash flow from operations, inventory turns and new markets/products/fixed cost reductions instead of the Company-wide criteria of liquidity/leverage margins, earnings per share and return on net tangible assets.

        Each participant in the TriMas Incentive Compensation Plan is assigned a target award that can be expressed as a specified dollar figure. With respect to the NEOs, the assigned target awards for 2009 are as follows:

  •
  President and Chief Executive Officer—$675,000

  •
  Chief Financial Officer—$252,000

  •
  President, Packaging Systems—$271,000

  •
  Vice President, General Counsel and Corporate Secretary—$175,000

  •
  President, Cequent Performance Products—$150,000

        The dollar value for the weight for each metric is equivalent to the weight expressed as a percent times multiplied by the target dollar value of the participant's Incentive Compensation Plan target award. To the extent performance against a metric exceeds the stated target, the Incentive Compensation Plan provides for payment in excess of the allocated weight up to 2.0 times the target weighting, except with respect to credit for achievement of personal objectives which cannot receive more than 1.25 times the target weight. Any variance from the target or target weight is in accordance with a matrix approved by the Compensation Committee that specifies the discount or multiplier to be applied consistent with actual 2009 results.

        Based on the degree to which actual performance results exceed the target goals, the 2009 Incentive Compensation Plan payouts can increase above target levels to an aggregate maximum of 185% of the target award for Company-wide plan participants and 189% of the target award for strategic business unit participants. However, no payment is made for any award component when actual performance for that component falls below an identified percentage for the relevant objective (50% or 60% of the target award, depending on the metric). This performance leverage further supports the Compensation Committee's belief that a significant percentage of executive compensation should vary commensurate with the performance results achieved.

        The 2009 Incentive Compensation Plan targets and relative performance at the Company-wide level are as follows:

Metric	Sales/ Profitability	Leverage/ Liquidity	EPS(1)	Return on Net Tangible Assets	Personal Objectives
Target	9.0% on $890.9 million	0.4x	$0.72	13.6%	Set for each participant
Weight	40%	15%	15%	10%	20%
Actual	9.0% on $803.7 million	1.03x	$0.95	15.3%	Evaluated for each participant

(1)
For purposes of the 2009 Incentive Compensation Plan computations, EPS included gross gains on debt extinguishment ($0.52) and excluded costs incurred associated with the Company's debt refinancing activities ($0.19).

        With respect to the 2009 Incentive Compensation Plan Company-wide results detailed above:

  •
  Sales / Profitability:  Company sales / profitability totaled $803.7 million / 9% as compared to the target of $890.9 million / 9.0%. As the minimum sales / profitability figure for Incentive Compensation Plan payout was not achieved, participants earned 0% of the 40% attributable to this target.

  •
  Leverage/ Liquidity:  The Incentive Compensation Plan performance metric target for leverage/liquidity was 0.4 times and the actual leverage/liquidity result for 2009 was 1.03 times giving rise to a payout of two times the targeted 15% for that objective.

  •
  EPS:  The Incentive Compensation Plan 2009 earnings per share target was $0.72. The actual earnings per share was $0.95 resulting in a payout of two times the targeted 15% allocated to this measure.

  •
  Return on Net Tangible Assets:  The 2009 Incentive Compensation Plan targeted corporate return on net tangible assets target of 13.6%. Based on the actual return on net tangible assets of 15.3%, participants received 1.5 times the targeted 10% allocated to this metric.

  •
  Personal Objectives.  Prior to calculation of the payout on the personal objective component of the 2009 Incentive Compensation Plan, the Compensation Committee completed its review of Mr. Wathen's performance in 2009. Similarly, Mr. Wathen completed his review of the Company's executive officers and shared the same with the Compensation Committee. Based on the performance of the Company in 2009 and the contributions of each of Messrs. Wathen, Zeffiro and Sherbin toward that that performance, each received 1.25 times the targeted weight for the personal objectives component.

        Based on the 2009 Company-wide results and the 2009 Incentive Compensation Plan metrics, Mr. Wathen's bonus was $675,000, Mr. Zeffiro earned $252,000 and Mr. Sherbin received $175,000, equivalent in each instance to 100% of the participant's bonus target.

        With respect to the Packaging Systems business and Cequent Performance Products business for purposes of 2009 Incentive Compensation Plan payouts for Messrs. Brooks and Benson, respectively, the Company looked to the 2009 performance of each business against the metrics stated in the business unit 2009 Incentive Compensation Plan.

        For the Packaging Systems business, the 2009 results and related payouts by metric are as follows:

  •
  Sales / Profitability exceeded the target resulting in a payout of 1.72 times the 40% allocated to this target.

  •
  Operating Cash Flow exceeded target resulting in a payout of 2.0 times the 20% attributable to this measure.

  •
  Inventory Turns were consistent with target giving rise to a payout equal to the 20% target for this measure.

  •
  New Products / Markets performance totaled 1.5 times the 5% target for this metric.

  •
  Personal objective. As evidenced by Mr. Brooks leading the Packaging Systems business to a year in which all incentive compensation metrics were met or significantly exceeded, the Compensation Committee approved Mr. Wathen's recommendation to pay Mr. Brooks' personal objective component at 1.25 times the 15% allocated to the measure.

        Based on the roll-up of the payout on each of the metrics for the Packaging Systems business, Mr. Brooks earned a 2009 bonus in the amount of $420,294 which is equal to 155% of his bonus target.

        For Cequent Performance Products, the 2009 results and related payouts under the Incentive Compensation Plan by metric are as follows:

  •
  Sales / Profitability exceeded the target resulting in a payout of 2.0 times the 40% allocated to this target.

  •
  Operating Cash Flow exceeded target resulting in a payout of 2.0 times the 15% attributable to this measure.

  •
  Inventory Turns were consistent with target giving rise to a payout equal to the 15% target for this measure.

  •
  Fixed cost reduction performance totaled 2.0 times the 15% target for this metric.

  •
  Personal objective. As evidenced by Mr. Benson leading Cequent Performance Products to a year in which all incentive compensation metrics were met or significantly exceeded, Mr. Wathen awarded payment of Mr. Benson's personal objectives at 1.25 times the 15% allocated to the measure.

Based on the roll-up of the payout on each of the metrics for Cequent Performance Products, Mr. Benson received a 2009 bonus in the amount of $260,685 which is equal to 174% of his stated bonus target.

        In November 2009, the Compensation Committee provided certain Incentive Compensation Plan participants (those who also participate in the Long Term Equity Incentive Plan) the opportunity to convert a portion of the cash award under the 2009 Incentive Compensation Plan to equity. The objective of the cash to equity conversion was to increase senior management stock ownership. Specifically, participants included in the opportunity could opt to convert 25%, 50% or 75% of the participant's 2009 cash bonus into restricted stock that would vest upon payment of the cash portion of the Incentive Compensation Plan bonus. Together with the converted restricted stock, the participant would receive additional restricted shares equal to 15%, 20% or 25%, respectively, of the participant's total cash bonus depending on the percentage of cash bonus converted to restricted stock. The additional shares were intended to incent participation in the conversion plan. The additional shares vest one year from the bonus payout, March 2011, as long as the participant is employed by the Company at the time of vest.

        Each of the NEO's elected to participate and exchange a portion of their 2009 Incentive Compensation Plan payout for restricted stock. Accordingly each of the NEO 2009 bonus payouts referenced above was paid in cash and equity based on the conversion option selected by the NEO. The NEO equity conversion percentages for the 2009 Incentive Compensation Plan are as follows: Mr. Wathen—75%; Mr. Zeffiro—25%; Mr. Sherbin—25%; Mr. Brooks—25%; and Mr. Benson—25%.

2010 TriMas Incentive Compensation Plan

        For fiscal year 2010, the Company modified the key metrics assessed and their relative weighted payment under the TriMas Incentive Compensation Plan both Company-wide and at the business level.

        At the Corporate-wide level, the metrics for liquidity/leverage margin and return on net tangible assets have been replaced with the key 2010 metrics of cash flow and return on invested capital, each of which is defined below. In comparison to 2009, the 2010 Company-wide plan also places greater weight on earning per share (an increase from 15% to 25%), reduces the weighting for sales/profitability from 40% to 35% and reduces the weighting for Non-Financial Objectives (previously titled Personal Objectives) from 20% to 10%. These changes reflect the Compensation Committee's view of earnings per share as an increasingly important indicator of Company performance, enhanced focus on return on invested capital as the Company pursues growth and attention to financial objectives as compared to non-financial or personal objectives. The metric previously titled Personal Objectives now is referenced as Non-Financial Objectives and addresses a broader array of non-financial operational activities that individual employees can impact.

        At the corporate level, including with respect to the President and Chief Executive Officer, Chief Financial Officer and Vice President, General Counsel and Corporate Secretary, the key metrics assessed and their relative weighted payment under the 2010 TriMas Incentive Compensation Plan are based on the following Company-wide indicators:

Corporate Performance Measures

        Sales / Profitability—35%.    This measure is based on the Company's consolidated recurring operating profit margin as a percent of net sales. Recurring Operating Profit is defined as earnings before interest, taxes and other income / expense, and also excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments. For purposes of this computation, Net Sales is defined as net trade sales excluding all intercompany activity.

        Return on Average Invested Capital—15%.    This is a measure of how effectively the Company, on a consolidated basis, utilizes the money (borrowed or owned) invested in its operations. Return on Average Invested Capital is calculated by dividing the after-tax sum of Recurring Operating Profit (defined above) and other income / expense by the most recent five quarter average Net Assets (total assets less cash minus current liabilities).

        Earnings Per Share—25%.    Earnings Per Share is the diluted earnings per share, from continuing operations, as reported in the Companys' reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission, adjusted to exclude the after-tax impact of non-recurring charges (cash and non-cash) associated with items such as business restructuring, cost savings projects and asset impairments.

        Cash Flow—15%.    Cash Flow is the sum of Recurring Operating Profit (as defined in the sales / profitability discussion above), plus / minus other income / expense, plus depreciation and amortization, plus / minus the change in working capital and minus capital expenditures, cash interest and cash taxes.

        Non-Financial Objectives—10%.

        At the business unit level, including with respect to the President, Packaging Systems and President, Cequent Performance Products, the key metrics to be assessed under the 2010 Incentive Compensation Plan, and their relative weights, are based on the business unit indicators listed below. As with the Company-wide shift in focus as compared to 2009, the 2010 business unit Incentive Compensation Plan indicators reduce from 15% to 10% emphasis on Non-Financial Objectives (previously termed Personal Objectives) and include a new metric assessing business unit savings or productivity.

Business Unit Component Performance Measures

        Sales / Profitability—40%.    This measure is based on the business unit's recurring operating profit margin as a percent of net sales. Recurring Operating Profit is defined as earnings before interest, taxes, bonus expense and other income / expense, and also excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments. For purposes of this computation, Net Sales is defined as net trade sales excluding all intercompany activity.

        Cash Flow—15%.    Cash Flow is the sum of Recurring Operating Profit (defined above), plus / minus other income / expense, plus depreciation and amortization, plus / minus the change in working capital and minus capital expenditures.

        Productivity—15%.    This measure is based on the achieved gross total cost savings realized from approved business unit initiatives. Types of productivity projects include value added / value engineered, facility rationalization, vendor cost downs, outsourcing / insourcing and moves to low cost countries. Productivity does not include volume-related improvements (e.g. the natural leverage of fixed costs attributable to higher levels of production).

        Inventory Turnover—10%.    Inventory Turnover is calculated by dividing the business unit's annual cost of sales by the arithmetic average of its month-end net inventory (e.g., the sum of month-end inventory balances during the Plan year divided by 12).

        % New Products / Markets Sales—10%.    The % New Products / Markets Sales is calculated by dividing the Net Sales amount for specifically identified new products or new markets by total Net Sales for the business unit. Each of the new products or new market projects shall be agreed upon as part of the annual business planning process.

        Non-Financial Objectives—10%.

        The assigned target awards for the 2010 Incentive Compensation Plan are as follows:

  •
  President and Chief Executive Officer—$742,500

  •
  Chief Financial Officer—$280,000

  •
  President, Packaging Systems—$279,000

  •
  Vice President, General Counsel and Corporate Secretary—$185,000

  •
  President, Cequent Performance Products—$150,000

        In addition to the modifications to the key metrics and relative weight allocated to each metric, all 2010 Incentive Compensation Plan participants with a target award greater than $20,000 will receive 20% of their actual award payment in the form of restricted stock subject to a one-year vesting period. This furthers the Company's objective of providing key Company employees a greater equity position and more directly aligning their potential financial reward with the creation of overall shareholder value.

2009 Equity Grants under the 2002 Long Term Equity Incentive Plan and the 2006 Long Term Equity Incentive Plan

        The Company has two equity incentive plans, referred to as the 2002 Long Term Equity Incentive Plan and the 2006 Long Term Equity Incentive Plan (together, the "Equity Plans"). Each provides for employees, directors and consultants incentive and nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units or performance-based awards. The Company issues equity compensation under each of the Equity Plans.

        On March 6, 2009, the Compensation Committee approved 2009 equity incentive grants in the form of stock options for Company leadership, including the NEOs, pursuant to the Equity Plans, effective March 9, 2009. With the objective of placing greater emphasis on equity compensation tied solely to achievement of shareholder value, encouraging stock ownership, and offering a long term performance incentive geared towards retaining key employees, the Compensation Committee issued stock option grants. The Compensation Committee also issued options instead of restricted stock due to plan design constraints under the 2006 Long Term Equity Incentive Plan pursuant to which each share of restricted stock counts as two shares and each stock option counts as one share for purposes of share allocation. The options were granted on the basis that the participant has the opportunity to receive an equity award every three years, the amount of which grant the Compensation Committee determines based on the individual's level of responsibility and role with the Company. In the intervening years between the once every three year primary grant, a participant, including a NEO, would be eligible for equity awards in the case of extraordinary performance as determined by the Compensation Committee or, otherwise subject to the Committee's discretion. In years off cycle to the primary grants, the Compensation Committee also intends to consider equity grants to high performing employees who do not participate in the primary grants and to employees who by reason of hire date or promotion are eligible to receive a pro-rata allocation of the most recent pricing grant.

        The 2009 stock options awarded vest as to one-third of the number of options on each of the first of three anniversaries of the grant date (March 9, 2009). The options were awarded with an exercise price per share equal to the fair market value of the shares as of the close price on the grant date ($1.01). The options have a 10-year term, subject to earlier termination if the participant dies, becomes disabled or terminates employment.

        On December 4, 2009, the Compensation Committee approved the grant of performance units pursuant to the Equity Plans in connection with the conversion by certain participants in the 2009 Incentive Compensation Plan of a portion of the potential 2009 cash bonus to equity. As noted in the above discussion of the 2009 Incentive Compensation Plan, the Compensation Committee offered the cash to equity conversion opportunity to increase senior management stock ownership. Participants included in the conversion opportunity could choose to convert 25%, 50% or 75% of their yet to be determined 2009 cash bonus into restricted stock that would vest upon payment of the cash portion of the 2009 cash bonus. To incent participation, the Compensation Committee provided additional performance units based on the percentage of the cash bonus converted to restricted stock. At the 25% level, a participant received a grant of restricted stock equal to 15% of the participant's total cash bonus. If a participant converted 50% or 75% of his or her cash bonus to equity, the participant received a grant of restricted stock equal to 20% or 25%, respectively, of the participant's 2009 cash bonus. The additional performance units vest one year following the 2009 bonus payout (March 2011), provided the participant is employed by the Company at the time of vest. Each of the NEOs participated in the conversion option and received performance units under the 2006 Long Term Equity Incentive Plan.

        The 2009 grants under the Equity Plans are as follows:

Name	Number of Stock Options	Number of Performance Units
Grant H. Beard(1)	—	—
Thomas M. Benson	37,500	16,280
Lynn A. Brooks	72,500	28,900
Edward L. Schwartz(1)	—	—
Joshua A. Sherbin	87,500	11,040
David M. Wathen	200,000	106,460
A. Mark Zeffiro	146,320	15,900
Executive Officers Group(2)	482,000	173,340
Independent Director Group(3)	96,000	—
Non-Executive Officer Group(4)	552,500	146,320

(1)
Messrs. Beard and Schwartz did not receive an equity grant in 2009 and 2010 due to their resignations effective January 13, 2009 and March 4, 2009, respectively.

(2)
Total represents five (5) participants.

(3)
Consists of four (4) participants.

(4)
Consists of forty-three (43) non-executive officer employees as a group.

2010 Grants of Restricted Stock Units under the 2006 Long Term Equity Incentive Plan

        On February 26, 2010, the Compensation Committee approved 2010 restricted stock unit grants for the Chief Financial Officer and Vice President, General Counsel and Corporate Secretary, effective February 26, 2010. The purpose of the grant is to better align with the market the recipients' long term incentive compensation. The 2010 restricted stock units awarded vest three years following the date of the grant (February 26, 2013) and will be settled in cash based on the closing price as of the vest date.

        The 2010 restricted stock unit grants to Messrs. Sherbin and Zeffiro are as follows:

Number of Restricted Stock Units
Joshua A. Sherbin	24,640
A. Mark Zeffiro	32,850

2010 Special Cash Awards

        On February 26, 2010, the Compensation Committee granted a special one-time cash award to the President and Chief Executive Officer and Chief Financial Officer in recognition of their leadership and performance. The Committee awarded Mr. Wathen the amount of $150,000 and Mr. Zeffiro the amount of $50,000, less applicable employment taxes and withholdings. The terms of the cash awards require Messrs. Wathen and Zeffiro to purchase during the first open trading window a number of shares of the Company's common stock equivalent in value to the amount of their respective cash award on an after tax basis.

Benefits and Retirement Programs

        The named executive officers are eligible to participate in benefit plans that are available to substantially all the Company's employees, including participation in the Company's retirement program (comprised of a 401(k) savings component and a quarterly contribution component), medical, dental, vision, group life and accidental death and dismemberment insurance programs.

        The Company makes matching contributions for active participants in the 401(k) savings component, in which each of the named executive officers participates, equal to 25% of the participants permitted contributions, up to a maximum of 5% of the participant's eligible compensation. In addition, for most employees (including the named executive officers) the Company may contribute up to an additional 25% of matching contributions based on the Company's annual financial performance.

        Under the terms of the quarterly contribution component, the Company contributes to the employee's plan account an amount determined as a percentage of the employee's pay upon an employee's eligibility following one year of employment. The percentage is based on the employee's age and for salaried employees, ranges from 1.0% for employees under the age of 30 to 4.5% for employees age 50 or over. For 2009, Messrs. Benson and Sherbin received 4.0%, Mr. Zeffiro received 3.0% beginning July 2009, and Mr. Brooks received 7.0% due to a supplemental legacy benefit.

        Due to economic conditions in 2008 and 2009, the Company deferred its 401(k) matching contributions as well as the quarterly contributions for the 2009 fiscal year. Effective January 1, 2010, the Company reinstated the per pay period Company 401(k) matching contributions as well as the quarterly contributions for the 2010 fiscal year. The 2009 deferred 401(k) matching and quarterly contributions were funded and deposited into participant accounts in March 2010.

Executive Retirement Program

        The Company's executive retirement program provides senior managers, including the NEOs, a Supplemental Executive Retirement Plan and a Compensation Limit Restoration Plan. These plans provide retirement benefits in addition to those provided under the Company's qualified retirement plans and are offered by the Company to enhance the competitiveness of total executive pay.

        Under the Supplemental Executive Retirement Plan, the Company makes a contribution to each participant's account at the end of each quarter with the amount determined as a fixed percentage of the employee's eligible compensation. The percentage is based on the employee's age on the date of original participation in the plan (6.0% for Messrs. Brooks and Wathen, 4.0% for Messrs. Sherbin and Zeffiro, and Mr. Benson does not participate). Contributions vest 100% after five years of eligible employment. Immediate vesting in the Company's contributions occurs upon attainment of retirement age or death.

        The Compensation Limit Restoration Plan provides benefits to senior managers in the form of Company contributions which would have been payable under the quarterly contribution component of the Company's tax-qualified retirement plan, but for the cap on recognizable compensation at $245,000 (as of December 31, 2009, as adjusted by the Internal Revenue Service from time to time). There are no employee contributions permitted under this plan. Company contributions under the Compensation Limit Restoration Plan are based on a percentage of an employee's eligible compensation as determined by the employee's age. Contributions vest 100% after five years of eligible employment. Immediate vesting in the Company's contributions occurs upon attainment of retirement age or death.

TriMas Corporation Benefit Restoration Pension Plan

        Mr. Beard and Mr. Brooks participate in the TriMas Corporation Benefit Restoration Plan ("Benefit Restoration Plan"), which is an unfunded non-qualified retirement plan. The Benefit Restoration Plan provides for benefits that were not able to be provided to certain executives in the Metaldyne Pension Plan (a plan adopted by the Company's predecessor) because of the Code limitations on compensation that may be considered in a qualified plan. The TriMas Corporation Benefit Restoration Plan was frozen as of December 31, 2002.

        Under the frozen Benefit Restoration Plan, which consists of a pension and a profit sharing component, and each of Mr. Beard and Mr. Brooks is eligible to receive a retirement benefit in addition to those provided under the Company's other plans. In connection with Mr. Beard's separation on January 13, 2009, Mr. Beard received a benefit in the amount of $16,878 for the profit sharing component of the Benefit Restoration Plan (as reflected in the "Executive Retirement Program" table below) and is entitled to receive an annuity for the pension component on or after age 55, the age 65 present value of which is also reflected in the "Executive Retirement Program" table below. Upon termination on or after age 55, Mr. Brooks is entitled to receive a specified pension benefit annually, the age 65 present value of which is reflected in the "Executive Retirement Program" table.

Perquisites

        For fiscal year 2009, the Company provided its executive officers and business unit leadership with certain of the following perquisites: supplemental universal life insurance; auto allowance; private club membership; executive health screening; and tax reimbursements.

        On December 4, 2009, the Compensation Committee, effective January 1, 2010, eliminated the Company's payment for certain perquisites for its executive officers and business unit leadership and implemented a Flexible Cash Allowance Policy which provides a quarterly cash allowance in place of any other Company provided perquisites. The cash allowance does not include the executive health screening which the Company will continue to provide. Eligibility to receive and the amount of the cash allowance will be reviewed and adjusted as necessary by the Compensation Committee on an annual basis.

        The Compensation Committee's objectives in implementing the Flexible Cash Allowance Policy were to eliminate Company provided tax gross-ups and other Company administered perquisites and better align through standardized allowance levels perquisite related compensation.

        Under the Flexible Cash Allowance Policy, the NEOs receive the following respective annual cash payments, paid in equal quarterly installments:

  •
  President and Chief Executive Officer; Chief Financial Officer; President, Packaging Systems; Vice President; General Counsel and Corporate Secretary—$55,000

  •
  Business Unit Presidents (excluding President, Packaging Systems)—$25,000

Change in Control and Severance Based Compensation

        Certain of the Company's NEOs are covered by the Company's Executive Severance/Change in Control Policy. The Policy requires the Company to make severance payments to an executive if his or her employment is terminated under certain circumstances, as described below under "Post-Employment Compensation."

        Although a significant part of compensation for the Company's executives is performance-based and largely contingent upon achievement of aggressive financial goals, the Executive Severance/Change in Control Policy provides important protection to the executive officers. The Committee believes that offering this program is consistent with market practices, assures the Company can both attract and retain executive talent, and will assist with management stability and continuity in the face of a possible business combination.

        On December 4, 2009, the Compensation Committee approved changes to the Corporation's previously adopted Executive Severance / Change of Control Policy. The revised Executive Severance/Change of Control Policy eliminates the Company's obligation to pay any excise tax, to the extent incurred by an executive officer upon the payment of a severance benefit under the policy. The revision reduces the potential financial obligation of the Company to an executive entitled to benefits under the Executive Severance/Change in Control Policy. The revised policy also contains changes to comply with revisions to Section 162(m) of the Code.

Accounting and Tax Effects

        The impact of accounting treatment is considered in developing and implementing the Company's compensation programs generally, including the accounting treatment as it applies to amounts awarded or paid to the Company's executives.

        The impact of federal tax laws on the Company's compensation programs is also considered, including the deductibility of compensation paid to the NEOs, as regulated by Section 162(m) of the Code. Most of the Company's compensation programs are designed to qualify for deductibility under Section 162(m), but to preserve flexibility in administering compensation programs, not all amounts paid under all of the Company's compensation programs qualify for deductibility.

        Likewise, the impact of Section 409A of the Code is taken into account, and the Company's executive plans and programs are, in general, designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

Stock Ownership Guidelines for Executives

        Since the Company's 2009 Annual Meeting, the Compensation Committee adopted stock ownership guidelines for certain executives, including the named executive officers.

        The guidelines are expressed as a multiple of base salary, as set forth below:

President and Chief Executive Officer	5x
Chief Financial Officer; Vice President, General Counsel and Corporate Secretary	3x
Other executives, as determined by the Compensation Committee (including the President, Packaging Systems and President, Cequent Performance Products)	2x

        As executives have five years to meet these ownership guidelines from the time of adoption by the Compensation Committee, the Compensation Committee will not evaluate compliance until 2014. New executives designated as participants will have five years from the time they are named to a qualifying position to meet the ownership guidelines. Adherence to these guidelines will be measured each year on January 1, using the executive's base salary and the value of the executive's holdings and stock price on such day. Once an executive attains the required ownership level, the executive will not be considered to fall out of compliance solely due to subsequent stock price declines.

        The following equity holdings count towards satisfaction of the guidelines:

  •
  Shares owned (or beneficially owned) by the executive, including shares acquired upon exercise of stock options or acquired through any Company employee benefit plans;

  •
  Time-vesting restricted stock or restricted stock units, whether vested or not; and

  •
  Vested, in the money stock options.

        Prior to attaining sufficient shares to satisfy the guidelines, executives must retain shares having a value equal to at least 50% of the after-tax gain recognized with respect to the exercise of stock options, sale of vested restricted stock or other disposition with respect to any equity awards granted under the Company's equity incentive plans.

        The Compensation Committee has the discretion to consider non-compliance with the guidelines in determining whether or the extent to which future equity awards should be granted and may require all stock attained through Company grants be retained until the guidelines are satisfied.

Recoupment Policy

        In 2009, the Compensation Committee implemented a recoupment policy subjecting incentive compensation and grants under the Company's equity plans to executive officers and business unit presidents to potential recoupment. The Board has the authority to trigger recoupment in the event of a material financial restatement or manipulation of a financial measure on which compensation is based where the employee's intentional misconduct contributed to the restatement or manipulation and, but for such misconduct, a lesser amount of compensation would have been paid.

Employment Arrangements

        The terms of Mr. Wathen's employment with the Company are contained in a letter agreement dated January 12, 2009, a copy of which the Company timely filed with the SEC on a Current Report on Form 8-K. In addition to providing for base salary and bonus compensation as discussed elsewhere in this Proxy Statement, the letter agreement provided for the grant to Mr. Wathen of 200,000 stock options upon his initial date of employment with pro-rata vesting over three years, consideration for an additional equity grant in 2009, and a one-time bonus of $100,000 to be used by Mr. Wathen for the purchase on the open market, on an after tax basis, of Company common stock (which bonus is only payable after Mr. Wathen confirmed his purchase of an additional $100,000 of Company stock during the first available open trading window).

        The letter agreement also provides for the following restricted stock unit grants to Mr. Wathen if the Company's closing stock price exceeds the thresholds listed below for any successive 75 day trading period within the first 36 months of Mr. Wathen's employment:

Threshold	Number of Restricted Stock Units
$ 5.00	25,000
$10.00	25,000
$15.00	25,000
$20.00	25,000
$25.00	25,000

        All units earned under this program vest in increments of one-third over the three year period following each grant.

Annual and Long Term Compensation

        The following table summarizes the annual and long-term compensation paid to the Company's President and Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers who were serving at the end of 2009. The former President and CEO who resigned from the Company effective January 13, 2009, and a former executive who resigned from the Company effective March 4, 2009, are included due to severance compensation received in 2009.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)	Total ($)
David M. Wathen,	2009	656,800	415,100	106,500	259,900	—	210,400	1,648,700
President (principal executive officer)
A. Mark Zeffiro,	2009	373,800	51,700	35,800	200,300	—	79,000	740,600
Chief Financial Officer (principal financial	2008	200,800	95,900	—	150,000	—	406,000	852,700
officer)
Thomas M. Benson,	2009	311,500	52,900	14,900	207,800	—	25,600	612,700
President, Cequent Performance Products
Lynn A. Brooks,	2009	400,800	93,900	28,800	326,400	14,800	150,900	1,015,600
President, Packaging Systems	2008	380,500	33,700	—	190,000	16,300	150,200	770,700
	2007	370,200	104,200	—	225,000	6,000	125,300	830,700
Joshua A. Sherbin,	2009	363,500	35,900	34,800	139,100		94,100	667,400
Vice President, General Counsel and	2008	342,200	30,600	—	105,000	—	94,200	572,000
Corporate Secretary	2007	329,200	85,800	—	215,000	—	63,200	693,200
Grant H. Beard(6),	2009	67,300	—	—	—	3,100	1,350,450	1,420,850
President	2008	875,000	94,200	—	—	3,500	219,100	1,191,800
	2007	875,000	306,500	—	900,000	100	222,400	2,304,000
Edward L. Schwartz(7),	2009	81,500	—	—	—	—	698,400	779,900
Executive Vice President	2008	386,900	42,800	—	70,000	—	98,000	597,700
	2007	370,200	110,300	—	325,000	—	83,200	888,700

(1)
During 2009, there were 27 bi-weekly pay periods for Company employees paid on a bi-weekly basis, including the NEOs.

(2)
All awards in this column relate to restricted stock granted under the 2002 Long Term Equity Incentive Plan and the 2006 Long Term Equity Incentive Plan and are calculated in accordance with Accounting Standards Codification ("ASC") Topic 718, "Stock Compensation." The

  award earned reflects the grants of restricted stock, as approved by the Compensation Committee on September 1, 2007, April 2, 2008, June 2, 2008 and December 4, 2009. The award does not include performance units not earned. See "Grants of Plan-Based Awards."

(3)
All awards in this column relate to stock options granted under the 2002 Long Term Equity Incentive Plan and the 2006 Long Term Equity Incentive Plan. This amount represents the full grant date fair value as calculated in accordance with ASC Topic 718, "Stock Compensation."

(4)
Incentive Compensation Plan payments are made in the year subsequent to which they were earned. Amounts earned under the 2009 Incentive Compensation Plan were approved by the Compensation Committee on February 26, 2010 and were paid out shortly thereafter.

(5)
The benefits of the TriMas Benefit Restoration Plan were frozen as of December 31, 2002. Therefore, the above amounts represent only the change in actuarial present value of that frozen benefit.

(6)
Resigned January 13, 2009.

(7)
Resigned March 4, 2009.

        Following is further detail on the NEOs' other compensation:

Name	Year	Auto Allowance ($)	Club Membership ($)	Life and Disability Insurance Premiums ($)	Non-Business Owned and Leased Aircraft Useage ($)(1)	Tax Reimbursements ($)	Signing Bonus ($)	Post- Termination Payments ($)	Relocation Benefit ($)(2)	Company Contributions in Retirement and 401(k) Plans ($)(3)	Total ($)
David M. Wathen	2009	—	—	24,500	—	27,600	100,000	—	15,800	42,500	210,400
A. Mark Zeffiro	2009	15,000	8,300	8,000	—	22,300	—	—	—	25,400	79,000
	2008	8,800	47,500	4,000	6,800	119,300	100,000	—	113,200	6,400	406,000
Thomas M. Benson	2009	—	—	—	—	—	—	—	—	25,600	25,600
Lynn A. Brooks	2009	16,900	—	36,000	—	37,600	—	—	—	60,400	150,900
	2008	16,250	—	36,000	—	43,350	—	—	—	54,600	150,200
	2007	27,500	—	26,700	—	19,900	—	—	—	51,200	125,300
Joshua A. Sherbin	2009	15,000	11,900	8,500	—	25,100	—	—	—	33,600	94,100
	2008	12,500	15,000	8,500	—	29,800	—	—	—	28,400	94,200
	2007	5,900	10,200	6,400	—	11,400	—	—	—	29,300	63,200
Grant H. Beard	2009	1,250	1,800	—	—	2,400	—	1,331,800	—	13,200	1,350,450
	2008	15,000	26,500	23,800	—	78,200	—	—	—	75,600	219,100
	2007	25,100	42,500	23,700	—	55,500	—	—	—	75,600	222,400
Edward L. Schwartz	2009	2,500	2,000	2,800	—	4,800	—	667,200	—	19,100	698,400
	2008	15,000	6,700	9,500	1,700	28,900	—	—	—	36,200	98,000
	2007	25,700	6,700	7,200	—	8,800	—	—	—	34,800	83,200

(1)
For Messrs. Zeffiro and Schwartz, reflects the actual value attributable to the use of the Company's aircraft, inclusive of fuel, pilot time and all fees and expenses incurred.

(2)
In connection with Mr. Wathen joining the Company in 2009, his responsibilities required the cancellation of non-refundable personal travel for which the Company reimbursed him.

(3)
For Mr. Wathen, amounts comprised of $39,400 in 2009 under the TriMas Executive Retirement Program and $3,100 in 2009 under the TriMas Corporation Salaried Retirement Program; for Mr. Zeffiro, $14,400 in 2009 and $4,700 in 2008 under the TriMas Executive Retirement Program and $10,400 in 2009 and $1,700 in 2008 under the TriMas Corporation Salaried Retirement Program; for Mr. Benson, amounts comprised of $3,900 in 2009 under the TriMas Executive Retirement Program and $18,000 in 2009 under the TriMas Corporation Salaried Retirement Program; for Mr. Brooks, amounts comprised of $35,000 in 2009, $32,100 in 2008 and $30,200 in 2007 under the TriMas Executive Retirement Program and $25,400 in 2009, $22,500 in 2008 and $21,000 in 2007 under the TriMas Corporation Salaried Retirement Program; for Mr. Sherbin, amounts comprised of $18,200 in 2009, $14,400 in 2008 and $15,000 in 2007 under the TriMas Executive Retirement Program and $15,400 in 2009, $14,000 in 2008 and $14,300 in 2007 under the TriMas Corporation Salaried Retirement Program; for Mr. Beard, amounts comprised of $2,700 in 2009, $60,800 in 2008 and $61,000 in 2007 under the TriMas Executive Retirement Program and $10,500 in 2009, $$14,800 in 2008 and $14,600 in 2007; for Mr. Schwartz, amounts comprised of $11,300 in 2009, $21,300 in 2008 and $20,200 in 2007 under the TriMas Executive Retirement Program and $7,800 in 2009, $14,900 in 2008 and $14,600 in 2007 under the TriMas Corporation Salaried Retirement Program. See "—Compensation Components—Benefit and Retirement Programs."

Grants of Plan-Based Awards

        Incentive Compensation Plan payments are calculated based on a target award equivalent to a percentage of a participant's base salary. If the prescribed performance targets are fully satisfied for the NEO participants, the percentage of base salary to be awarded under the 2009 Incentive Compensation Plan is as follows: President and Chief Executive Officer—100%; Chief Financial Officer, and President, Packaging Systems—70%; President, Cequent Performance Products—50%; and Vice President, General Counsel and Corporate Secretary—50%. If actual performance exceeds the prescribed performance targets, the executive participant's Incentive Compensation Plan pay-out can exceed the stated salary percentages. However, no payment will be made for any award when actual performance for that metric falls below a specified percentage of the target metric in a given year, depending on the objective. The table below sets forth the estimated future Incentive Compensation Plan payments for each of the Company's named executive officers based on their 2009 salaries.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Unit Awards ($)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Closing Price on Grant Date ($/share)
David M. Wathen	Incentive Compensation Plan(1)		40,500	675,000	1,248,750
	Time Vested Stock Option(2)	1/13/2009				200,000	1.38	106,460
	Restricted Stock Unit(3)	N/A				125,000	—	—
	Performance Unit(4)	12/4/2009				79,840	5.20	415,200
	Performance Unit(5)	12/4/2009				26,620	5.20	138,400
A. Mark Zeffiro	Incentive Compensation Plan(1)		15,120	252,000	466,200
	Time Vested Stock Option(2)	3/9/2009				90,000	1.01	35,760
	Performance Unit(4)	12/4/2009				9,940	5.20	51,700
	Performance Unit(5)	12/4/2009				5,960	5.20	31,000
Thomas M. Benson	Incentive Compensation Plan(1)		13,500	150,000	283,125
	Time Vested Stock Option(2)	3/9/2009				37,500	1.01	14,900
	Performance Unit(4)	12/4/2009				10,170	5.20	52,900
	Performance Unit(5)	12/4/2009				6,110	5.20	31,800
Lynn A. Brooks	Incentive Compensation Plan(1)		8,130	271,000	511,510
	Time Vested Stock Option(2)	3/9/2009				72,500	1.01	28,810
	Performance Unit(4)	12/4/2009				18,060	5.20	93,900
	Performance Unit(5)	12/4/2009				10,840	5.20	56,400
Joshua A. Sherbin	Incentive Compensation Plan(1)		10,500	175,000	323,750
	Time Vested Stock Option(2)	3/9/2009				87,500	1.01	34,770
	Performance Unit(4)	12/4/2009				6,900	5.20	35,900
	Performance Unit(5)	12/4/2009				4,140	5.20	21,500
Grant H. Beard	Annual Valuation Creation Plan(1)		52,500	875,000	1,618,750
Edward L. Schwartz	Annual Valuation Creation Plan(1)		16,800	280,000	518,000

(1)
The amounts above in the Estimated Future Payouts under Non-Equity Incentive Plan Awards are based on awards pursuant to the Incentive Compensation Plan and the centerpoint of each NEO as of December 31, 2009. The threshold payout is based on the largest percentage payout of the smallest metric is the NEO's composite target bonus and the target award is a specified dollar figure for each NEO. The maximum estimated possible payout for each participant is equal to maximum attainment for each metric. Messrs. Beard and Schwartz resigned January 13, 2009 and March 4, 2009, respectively. The values shown for Messrs. Beard and Schwartz relate to the Company's previously titled bonus plan, the Annual Value Creation Plan. The values for Messrs. Beard and Schwartz are based on eligibility at 100% and 70%, respectively, of base salary.

(2)
The 2009 grants of time-based stock options to the named executive officers were made under the 2006 Long Term Equity Incentive Plan, except for Mr. Benson, which was made under the 2002 Long Term Equity Incentive Plan. All of the awards have restrictions that lapse as to one-third of the number of shares on each anniversary date of the grant.

(3)
In connection with his joining the Company on January 13, 2009, Mr. Wathen was given the opportunity to earn restricted stock units in the event that the Company's closing stock price for any successive 75 trading day period within 36 months of his start date, exceeds five thresholds: $5.00; $10.00; $15.00; $20.00; and $25.00. For each threshold met, Mr. Wathen would earn 25,000 restricted stock units, up to a maximum of 125,000 should all five thresholds be met within the 36 month period. If earned, the restricted stock units would vest ratably over a three year period from the date of the grant.

(4)
These performance unit grants were made under the 2006 Long Term Equity Incentive Plan for all named executive officers. These grants represent voluntary elections to convert a portion of their targeted cash Incentive Compensation Plan award into performance units, payable in restricted shares of common stock. The performance conditions were identical to those metrics in the Incentive Compensation Plan. Each NEO met these performance conditions in 2009. These awards vest on March 15, 2010.

(5)
These performance grants were made under the 2006 Long Term Equity Incentive Plan for all named executive officers. For those NEOs that elected to convert a percentage of their target cash incentive compensation plan award to performance units, the Company awarded the NEO an additional performance unit grant, subject to the same performance conditions as the converted performance units. Each NEO met these performance conditions in 2009. These awards vest on March 15, 2011.

Outstanding Equity Awards

        The following table summarizes the outstanding equity awards to the named executive officers as of December 31, 2009:

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(2)	Market Value of Shares or Units of Stock that have not Vested $(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(4)	Equity Incentive Plan Awards: Market Value or Payout of Shares, Units or Other Rights that have not Vested $(3)
David M. Wathen	—	200,000	1.38	1/12/2019	106,460	720,734	125,000	846,250
A. Mark Zeffiro	—	90,000	1.01	3/8/2019	23,900	161,803	—	—
Thomas M. Benson	26,664	6,666	23.00	9/30/2015	19,748	133,694	—	—
	—	37,500	1.01	3/8/2019	—	—	—	—
Lynn A. Brooks	193,068	—	20.00	6/5/2012	35,401	239,665	—	—
	—	72,500	1.01	3/8/2019	—	—	—	—
Joshua A. Sherbin	44,000	11,000	23.00	3/31/2015	16,708	113,113	—	—
	—	87,500	1.01	3/8/2019	—	—	—	—
Grant H. Beard	—	—	—		—	—	—	—
Edward L. Schwartz	—	—	—		—	—	—	—

(1)
Stock options that have been granted under the 2006 and 2002 Long Term Equity Incentive Plans vest over a period of three to seven years.

(2)
All awards in this column relate to restricted stock and performance unit grants awarded under the 2006 Long Term Equity Incentive Plan. All restricted stock granted in 2007 and 2008 vests over the three-year period beginning on the date of the respective grant with one-third of the grant being vested on a pro-rata basis over each of the three years following the respective grant date. The performance units granted in 2009 that converted earned cash incentive compensation plan awards into stock awards vest over the period from grant date (December 4, 2009) to March 15, 2010. The performance units granted in 2009 vest over the period from grant date (December 4, 2009) to March 15, 2011.

(3)
The market value is based on the stock price as of December 31, 2009 ($6.77) multiplied by the number of share or unit awards.

(4)
In connection with his joining the Company on January 13, 2009, Mr. Wathen was given the opportunity to earn restricted stock units in the event that the Company's closing stock price for any successive 75 trading day period within 36 months of his start date, exceeds five thresholds: $5.00; $10.00; $15.00; $20.00; and $25.00. For each threshold met, Mr. Wathen would earn 25,000 restricted stock units, up to a maximum of 125,000 should all five thresholds be met within the 36 month period. If earned, the restricted stock units would vest ratably over a three year period from the date of the grant.

Restricted Share Vesting in 2009

        The following table sets forth information concerning the number of shares of restricted stock awarded in prior years to NEOs with restrictions that lapsed in 2009 and the value of such shares at the time the restrictions lapsed.

Name	Vesting Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David M. Wathen	N/A	—	—
A. Mark Zeffiro	6/2/2009	4,000	14,880
Thomas M. Benson	4/2/2009	1,066	2,185
	9/1/2009	1,333	6,478
Lynn A. Brooks	4/2/2009	1,833	3,758
	9/1/2009	2,833	13,768
Joshua A. Sherbin	4/2/2009	1,666	3,415
	9/1/2009	2,333	11,338
Grant H. Beard	4/2/2009	4,277	8,768
	9/1/2009	3,472	16,874
Edward L. Schwartz	4/2/2009	2,333	4,783
	9/1/2009	1,750	8,505

(1)
Based on closing stock prices of $2.05 on April 2, 2009, $3.72 on June 2, 2009 and $4.86 on September 1, 2009.

Post-Employment Compensation

        The Company maintains an Executive Severance/Change of Control Policy, or the Policy. The Policy applies to certain of the Company's executives. The Policy states that each executive shall devote his or her full business time to the performance of his or her duties and responsibilities for the Company. The Policy requires the Company to make severance payments to an executive if his or her employment is terminated under certain circumstances.

        If the Company terminates the employment of the President and Chief Executive Officer for any reason other than for cause, disability, or death, or if the President and Chief Executive Officer terminates his or her employment for good reason, the Company will provide the President and Chief Executive Officer with two years' annual base salary, Incentive Compensation Plan bonus payments equal to one year's bonus at his or her target bonus level in effect on the date of termination (paid in equal installments over two years), any Incentive Compensation Plan bonus payment that has been declared for the President and Chief Executive Officer but not paid, his or her pro-rated Incentive Compensation Plan bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of any equity awards under the 2002 Long Term Equity Plan and a pro rata portion of equity awards under all subsequent plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 24 months following the termination date. The President and Chief Executive Officer's termination based compensation is higher than that of other executive officers in the interest of keeping with the Company policy of compensating executive officers at levels that correspond with their levels of responsibility.

        If the Company terminates the employment of any executive (excluding the President and Chief Executive Officer) for any reason other than cause, disability, or death, or if the executive terminates his or her employment for good reason, the Company will provide the executive with one year's annual base salary, Incentive Compensation Plan bonus payments equal to one year's bonus at his or her target bonus level in effect on the date of termination (paid in equal installments over one year), any Incentive Compensation Plan bonus payment that has been declared for the executive but not paid, his or her pro-rated Incentive Compensation Plan bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of any equity awards under the 2002 Long Term Equity Plan and a pro rata portion of equity awards under all subsequent plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 12 months following the termination date.

        In the case of an executive's voluntary termination or termination for cause, the Company pays the executive the accrued base salary through termination plus earned, but unused vacation compensation. All other benefits cease as of the termination date. If an executive's employment is terminated due to death, the Company pays the unpaid base salary as of the date of death, accrued but unpaid Incentive Compensation Plan compensation and vests in their entirety all of the executive's outstanding equity awards. Other than continued participation in the Company's medical benefit plan for the executive's dependents for up to 36 months, all other benefits cease as of the date of the executive's death. If an executive is terminated due to becoming disabled, the Company pays the executive earned but unpaid base salary and Incentive Compensation Plan payments and vests in their entirety all of the executive's outstanding equity awards. All other benefits cease as of the date of such termination in accordance with the terms of such benefit plans.

        In the case of a qualifying termination of an executive's (including the President and Chief Executive Officer) employment within three years of a change of control, then, in place of any other severance payment, the Company will provide the executive with a payment equal to 36 months of his or her base salary rate in effect at the date of termination, an Incentive Compensation Plan bonus payment equal to three years' bonus at his or her target bonus level in effect at the date of termination, any Incentive Compensation Plan bonus payment that has been declared for the Executive but not paid, his or her pro-rated Incentive Compensation Plan bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of all unvested equity awards, executive level outplacement services for up to 12 months, and continued medical benefits for up to 36 months following the termination date provided that the timing of the foregoing payments will be made in compliance with Code Section 409A.

        For purposes of the policy, "Change of Control" is defined as follows:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company's properties or assets, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than Heartland or any of its affiliates;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of the Company (except as required to conform with Section 409A of the Code);

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than Heartland or any of its affiliates, or an otherwise defined permitted group, becomes the beneficial owner, directly or indirectly, of more than 50% of the Company's common voting stock, measured by voting power rather than number of shares; or

  (4)
  the first day on which a majority of the members of the Board of Directors are not Continuing Directors. A "Continuing Director" means any member of the Board who (a) has been a member of the Board of Directors throughout the immediately preceding twelve (12) months, or (b) was nominated for election, or elected to the Board of Directors with the approval of the Continuing Directors who were members of the Board at the time of such nomination or election, or designated as a Director under the Company's Shareholders Agreement.

Change of Control is defined in a manner consistent with the definition in the indenture governing the Company's 9 3/4% senior subordinated notes due 2017, filed as an exhibit to the Report on Form 8-K filed with the SEC on January 15, 2010.

        In addition, the Executive Severance/Change of Control Policy states that in return for these benefits, each executive covered under the Policy must refrain from competing against the Company for a period following termination that corresponds to the duration of any severance payments the executive would be entitled to receive or 24 months if no severance payments are payable.

        The tables below summarize the executive benefits and payments due to the President and Chief Executive Officer and other NEOs upon termination, both in connection with a termination (i) for any reason other than cause, disability, or death, or if the executive terminates his or her employment for good reason ("Involuntary, not for cause") and (ii) in connection with a change of control. The tables assume that termination occurred on December 31, 2009.

	Termination involuntary, not for cause or Executive terminates for good reason $	Termination for cause $	Termination in connection with a change of control $	Death $(6)	Disability $(7)
David M. Wathen
Cash payments(1)	2,025,000	—	4,725,000	675,000	675,000
Value of restricted stock(2)	154,900	154,900	720,700	720,700	720,700
Value of stock options(3)	344,400	344,400	1,078,000	1,078,000	1,078,000
Outplacement services	50,000	—	50,000	—	—
Medical benefits	27,000	—	40,000	40,000	—

Total	2,601,300	499,300	6,613,700	2,513,700	2,473,700

A. Mark Zeffiro
Cash payments(1)	612,000	—	1,836,000	252,000	252,000
Value of restricted stock(2)	36,100	36,100	161,800	161,800	161,800
Value of stock options(3)	139,200	139,200	518,400	518,400	518,400
Outplacement services	30,000	—	30,000	—	—
Medical benefits	13,000	—	40,000	40,000	—

Total	830,300	175,300	2,586,200	972,200	932,200

Thomas M. Benson
Cash payments(1)	—	—	—	—	—
Value of restricted stock(2)	29,200	29,200	164,300	164,300	164,300
Value of stock options(3)	58,000	58,000	216,000	216,000	216,000
Outplacement services	—	—	—	—	—
Medical benefits	—	—	—	—	—

Total	87,200	87,200	380,300	380,300	380,300

Lynn A. Brooks
Cash payments(1)	657,000	—	1,971,000	271,000	271,000
Value of restricted stock(2)	52,600	52,600	239,700	239,700	239,700
Value of stock options(3)	112,200	112,200	417,600	417,600	417,600

	Termination involuntary, not for cause or Executive terminates for good reason $	Termination for cause $	Termination in connection with a change of control $	Death $(6)	Disability $(7)
Outplacement services	30,000	—	30,000	—	—
Medical benefits	13,000	—	40,000	40,000	—

Total	864,800	164,800	2,698,300	968,300	928,300

Joshua A. Sherbin
Cash payments(1)	525,000	—	1,575,000	175,000	175,000
Value of restricted stock(2)	27,800	27,800	113,100	113,100	113,100
Value of stock options(3)	135,400	135,400	504,000	504,000	504,000
Outplacement services	30,000	—	30,000	—	—
Medical benefits	13,000	—	40,000	40,000	—

Total	731,200	163,200	2,262,100	832,100	792,100

Grant H. Beard(4)
Cash payments(1)	—	—	—	—	—
Value of restricted stock(2)	—	—	—	—	—
Value of stock options(3)	—	—	—	—	—
Outplacement services	—	—	—	—	—
Medical benefits	—	—	—	—	—

Total	—	—	—	—	—

Edward L. Schwartz(5)
Cash payments(1)	—	—	—	—	—
Value of restricted stock(2)	—	—	—	—	—
Value of stock options(3)	—	—	—	—	—
Outplacement services	—	—	—	—	—
Medical benefits	—	—	—	—	—

Total	—	—	—	—	—

(1)
Comprised of base salary as of December 31, 2009 and Incentive Compensation Plan payments.

(2)
Restricted stock valued at the market price of the Company's common stock of $6.77 at December 31, 2009. Messrs. Wathen, Zeffiro, Benson, Brooks and Sherbin had 22,886, 5,336, 4,318, 7,776 and 4,113 shares, respectively, that would have been vested upon termination as of December 31, 2009, and 106,460, 23,900, 19,748, 35,401 and 16,708 shares, respectively, that would have been vested upon a change of control.

(3)
Stock options valued at the market price of the Company's common stock of $6.77 at December 31, 2009, less the respective exercise prices. Messrs. Wathen, Zeffiro, Benson, Brooks, and Sherbin had 63,889, 24,175, 36,737, 212,542 and 67,943 stock options, respectively, that were exercisable as of December 31, 2009, and 200,000, 90,000, 70,830, 265,568 and 143,050 stock options, respectively, that would be vested upon a change of control.

(4)
On January 13, 2009, Mr. Beard resigned from the Company as President and Chief Executive Officer and a member of the Board. In connection with his resignation, and his entry into a separation agreement, the Company compensated Mr. Beard in accordance with an involuntary termination without cause and provided the following compensation: base salary $ 1,750,000; Annual Value Creation Plan payments $ 906,164; Executive Retirement Program payout totaling $251,178, subject to quarterly contributions prior to termination and market fluctuation; Benefits Restoration Plan future payout of $16,878; outplacement services; medical benefits; and $25,000 in connection with the accelerated forfeiture of his stock options under the 2002 Long Term Equity Incentive Plan. In accordance with the Policy, Mr. Beard's vesting was accelerated to his date of resignation with respect to 7,749 restricted shares previously granted under the 2006 Long Term Equity Incentive Plan.

(5)
On March 4, 2009, Mr. Schwartz resigned from the Company as Executive Vice President. In connection with his resignation and his entry into a separation agreement, the Company compensated Mr. Schwartz under the Policy in accordance with an involuntary termination without cause as follows: base salary $400,000; Annual Value Creation Plan payments totaling $398,329; Executive Retirement Program payment totaling $69,197, subject to quarterly contributions prior to termination and market fluctuation; outplacement services; and medical benefits. In accordance with the Policy, Mr. Schwartz's vesting was accelerated to his date of resignation with respect to 4,083 restricted shares previously granted under the 2006 Long Term Equity Incentive Plan.

(6)
With respect to death, the Executive Severance / Change of Control Policy provides that all obligations of the Company to make any further payments, except for accrued but unpaid salary and accrued but unpaid Annual Value Creation Plan awards, terminate as of the date of the Executive's death. Equity awards become 100% vested upon death. Executive's dependents are eligible to receive reimbursement for the employee portion of COBRA premiums for a period not to exceed thirty-six (36) months after the Executive's date of death.

(7)
With respect to disability, the Executive Severance / Change of Control Policy provides that all obligations of the Company to make any further payments, except for earned but unpaid salary and accrued but unpaid Annual Value Creation Plan awards, terminate on the earlier of (a) six (6) months after the disability related termination or (b) the date Executive receives benefits under the Company's long term disability program. Equity awards become 100% vested upon the disability termination.

        In addition, the Executive Severance/Change of Control Policy states that in return for these benefits, each executive covered under the Policy is required to refrain from competing against us for a period following termination that corresponds to the duration of any severance payments the executive would be entitled to receive or 24 months if no severance payments are payable.

        This employment policy may be modified by the Compensation Committee at any time, provided that the prior written consent of the executive is required if the modification adversely impacts the executive. Further, the Compensation Committee may amend or terminate the Policy at any time upon 12 months' written notice to any adversely affected executive.

Retirement Benefits

        The following table summarizes the Company's Benefit Restoration Plan actuarial present value for the participating named executive officers.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)
Grant H. Beard	TriMas Benefit Restoration Plan	7	$27,800
Lynn A. Brooks	TriMas Benefit Restoration Plan	30	$149,900

(1)
The Benefits of the TriMas Benefits Restoration Pension Plan were frozen as of December 31, 2002. Any changes in the present value of the accumulated benefits represent only changes in actuarial assumptions used in calculating the present value of those benefits.

Executive Retirement Program

        The following table summarizes the activity in the nonqualified retirement plans for the Company's named executive officers:

Name	Year	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year-End ($)(3)
David M. Wathen	2009	—	28,500	2,500	—	31,000
A. Mark Zeffiro	2009	—	14,400	4,300	—	23,300
	2008	—	4,700	(100)	—	4,600
Thomas M. Benson	2009	—	3,900	1,000	—	8,400
Lynn A. Brooks	2009	—	33,000	47,500	—	230,800
	2008	—	32,100	(41,600)	—	150,300
	2007	—	30,200	9,200	—	159,800
Joshua A. Sherbin	2009	—	18,200	17,000	—	68,600
	2008	—	14,400	(21,400)	—	33,400
	2007	—	15,000	2,000	—	40,400
Grant H. Beard	2009	—	2,700	(16,500)	(240,300)	21,000
	2008	—	60,800	(168,700)	—	275,100
	2007	—	61,000	35,100	—	383,000
Edward L. Schwartz	2009	—	11,300	15,800	(100,200)	—
	2008	—	21,300	(43,700)		73,100
	2007	—	20,200	9,900	—	95,500

(1)
Represents the Company's contributions to the TriMas Executive Retirement Program. These contributions are included in the column titled "All Other Compensation" in the summary executive compensation table and under "Company Contributions in Retirement and 401K Plans" in the supplemental table.

(2)
In addition to earnings on the TriMas Executive Retirement Program, the amount for Messrs. Brooks and Beard includes earnings attributable to their participation in the Benefit Restoration Plan. Any changes in the value of the accumulated benefits represent only changes in average performance of the Fidelity Freedom Funds.

(3)
Both Messrs. Beard and Schwartz resigned during 2009 and were fully vested under the terms of the Executive Retirement Plan. Mr. Schwartz withdrew his full balance during 2009 while Mr. Beard withdrew his TriMas Executive Retirement Program full balance, but had not yet withdrew his Benefit Restoration balance.

(4)
Includes amounts previously reported as compensation to the Company's executive officers for previous years.

        Contributions to the Executive Retirement Program are invested in accordance with each named executive officer's directive based on the investment options in the Company's Corporation Retirement Program. Investment directives can be amended by the participant at any time.

 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors of TriMas Corporation has reviewed and discussed with management this Compensation Discussion and Analysis. Based on this review and discussion, it has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of TriMas Corporation filed for the fiscal year ended December 31, 2009.

                      Compensation Committee of the Board of Directors
                      Eugene A. Miller, Chairman
                      Richard M. Gabrys
                      Marshall A. Cohen
                      Samuel Valenti III

TRIMAS CORPORATION

39400 WOODWARD AVENUE SUITE 130

BLOOMFIELD HILLS, MI 48304

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING:

	For	Withhold	For All
	All	All	Except
1. Election of Directors	☐	☐	☐
Nominees

01 David M. Wathen
02 Marshall A. Cohen

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
2.	The ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2010.	☐	☐	☐

3.	The increase in the number of shares reserved for issuance under the 2006 Long Term Equity Incentive Plan by 1,000,000 shares.	☐	☐	☐

NOTE: To vote against all nominees, mark “Withhold All” above. To vote against an individual nominee, mark “For All Except” and write the nominee’s number on the line above. The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Please retain and present this top portion of the proxy card as your admission ticket together with a valid picture identification to gain admittance to the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2010

The Proxy Statement and 2009 Annual Report of TriMas Corporation are available at: http://www.trimascorp.com/2010proxy

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document, Notice & Proxy Statement is/are available at www.proxyvote.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2010

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2010 AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRIMAS CORPORATION

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR proposals (1).

By casting your voting instructions on the reverse side of this proxy form, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of TriMas Corporation’s common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof, and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side of this proxy, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side of the proxy.

Continued on reverse

QuickLinks

ABOUT THE MEETING
PROPOSAL 1—ELECTION OF DIRECTORS
BOARD OF DIRECTORS RISK MANAGEMENT FUNCTIONS
Director Compensation Table
PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 3—RATIFICATION OF INCREASE OF SHARES RESERVED FOR ISSUANCE UNDER THE 2006 LONG TERM EQUITY INCENTIVE PLAN
Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTIONS WITH RELATED PERSONS
EXECUTIVE COMPENSATION Compensation Discussion and Analysis Overview
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION